                                                                 EXECUTION COPY

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                            AGREEMENT AND PLAN OF MERGER*




                                        AMONG




                               MAIL-WELL I CORPORATION,




                                   MAIL-WELL, INC.




                                         AND




                          ANDERSON LITHOGRAPH HOLDING CORP.




                                    APRIL 23, 1998


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* This copy of the Agreement incorporates those amendments effected by that certain Letter of Amendment by and among Buyer, Buyer Sub, Acquisition and the Company dated as of May 5, 1998.

                                  TABLE OF CONTENTS



                                                                        Page
                                                                        ----
ARTICLE I      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .2

ARTICLE II     THE MERGER. . . . . . . . . . . . . . . . . . . . . . . . 10

     2.01  Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
     2.02  Effective Time. . . . . . . . . . . . . . . . . . . . . . . . 10
     2.03  Certificate of Incorporation, Bylaws, Directors and
             Officers, Name  . . . . . . . . . . . . . . . . . . . . . . 10
     2.04  Assets and Liabilities. . . . . . . . . . . . . . . . . . . . 11
     2.05  Further Assurances. . . . . . . . . . . . . . . . . . . . . . 11
     2.06  Conversion of Securities. . . . . . . . . . . . . . . . . . . 12
     2.07  Determination of Adjusted Purchase Price; Adjustments . . . . 13
     2.08  Payment of Cash for Common Stock. . . . . . . . . . . . . . . 16
     2.09  Stockholders' Consent . . . . . . . . . . . . . . . . . . . . 18
     2.10  Representatives . . . . . . . . . . . . . . . . . . . . . . . 18
     2.11  Consummation of Merger. . . . . . . . . . . . . . . . . . . . 20
     2.12  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
     2.13  Formation and Organization of Acquisition . . . . . . . . . . 21
     2.14  Acquisition as a Party to this Agreement. . . . . . . . . . . 21

ARTICLE III    REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY. . . 22

     3.01  Organization, Power and Authority . . . . . . . . . . . . . . 22
     3.02  No Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 22
     3.03  Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . 22
     3.04  No Conflict or Violation. . . . . . . . . . . . . . . . . . . 23
     3.05  Financial Statements. . . . . . . . . . . . . . . . . . . . . 24
     3.06  No Material Adverse Change. . . . . . . . . . . . . . . . . . 24
     3.07  Consents and Approvals. . . . . . . . . . . . . . . . . . . . 25
     3.08  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     3.09  Contracts and Commitments . . . . . . . . . . . . . . . . . . 26
     3.10  Employee Benefit Plans. . . . . . . . . . . . . . . . . . . . 28
     3.11  Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     3.12  Environmental Matters . . . . . . . . . . . . . . . . . . . . 31
     3.13  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     3.14  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . 32
     3.15  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . 32
     3.16  Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     3.17  Title to Assets . . . . . . . . . . . . . . . . . . . . . . . 34
     3.18  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     3.19  Patents and Trademarks. . . . . . . . . . . . . . . . . . . . 34
     3.20  Title to Real Property. . . . . . . . . . . . . . . . . . . . 35
     3.21  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . 35
     3.22  Related Party Transactions. . . . . . . . . . . . . . . . . . 35
     3.23  Customers and Vendors . . . . . . . . . . . . . . . . . . . . 35


                                         -i-

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . 36

     4.01  Organization, Power and Authority of Buyer. . . . . . . . . . 36
     4.02  Organization, Power and Authority of Acquisition. . . . . . . 36
     4.03  Authorization . . . . . . . . . . . . . . . . . . . . . . . . 37
     4.04  No Conflict or Violation. . . . . . . . . . . . . . . . . . . 37
     4.05  Consents and Approvals. . . . . . . . . . . . . . . . . . . . 38
     4.06  Brokers' Fees . . . . . . . . . . . . . . . . . . . . . . . . 38
     4.07  Buyer's Investigation . . . . . . . . . . . . . . . . . . . . 38
     4.08  Financing . . . . . . . . . . . . . . . . . . . . . . . . . . 38

ARTICLE V      CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. . . . . . . 39

     5.01  Representations and Warranties True . . . . . . . . . . . . . 39
     5.02  Covenants and Agreements Performed. . . . . . . . . . . . . . 39
     5.03  No Actions, Suits or Proceedings. . . . . . . . . . . . . . . 39
     5.04  Officers' Certificate . . . . . . . . . . . . . . . . . . . . 39
     5.05  HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . 39
     5.06  Existing Agreements . . . . . . . . . . . . . . . . . . . . . 40
     5.07  Required Consents . . . . . . . . . . . . . . . . . . . . . . 40
     5.08  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.09  Certificate . . . . . . . . . . . . . . . . . . . . . . . . . 40
     5.10  Proceedings and Documents . . . . . . . . . . . . . . . . . . 40
     5.11  Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . 41

ARTICLE VI     CONDITIONS TO THE OBLIGATIONS OF BUYER AND ACQUISITION. . 41

     6.01  Representations and Warranties True . . . . . . . . . . . . . 41
     6.02  Covenants and Agreements Performed. . . . . . . . . . . . . . 41
     6.03  No Actions Suits or Proceedings . . . . . . . . . . . . . . . 41
     6.04  Company Certificate . . . . . . . . . . . . . . . . . . . . . 41
     6.05  HSR Act Filings . . . . . . . . . . . . . . . . . . . . . . . 42
     6.06  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.07  Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     6.08  No Material Change. . . . . . . . . . . . . . . . . . . . . . 42
     6.09  Appraisal Rights. . . . . . . . . . . . . . . . . . . . . . . 42
     6.10  Escrow Agreement. . . . . . . . . . . . . . . . . . . . . . . 42
     6.11  Non-Competition Agreement . . . . . . . . . . . . . . . . . . 42

ARTICLE VII    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . 42

     7.01  Inspection. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     7.02  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . 43
     7.03  Conduct of Business . . . . . . . . . . . . . . . . . . . . . 43
     7.04  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.05  Expenses of Sale. . . . . . . . . . . . . . . . . . . . . . . 45
     7.06  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . 45


                                         -ii-

     7.07  Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . 45
     7.08  Federal Income Tax Returns. . . . . . . . . . . . . . . . . . 45
     7.09  Notice by the Company . . . . . . . . . . . . . . . . . . . . 46

ARTICLE VIII   TERMINATION . . . . . . . . . . . . . . . . . . . . . . . 46

     8.01  Termination . . . . . . . . . . . . . . . . . . . . . . . . . 46
     8.02  Effects of Termination. . . . . . . . . . . . . . . . . . . . 47

ARTICLE IX     SURVIVAL; BUYER DAMAGES; LIMITATIONS ON LIABILITY; AND
               INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . 47

     9.01  Survival of Representations and Warranties and Covenants. . . 47
     9.02  Buyer Damages . . . . . . . . . . . . . . . . . . . . . . . . 48
     9.03  Limitations on Liability. . . . . . . . . . . . . . . . . . . 50
     9.04  Indemnification by Buyer. . . . . . . . . . . . . . . . . . . 52
     9.05  Third Party Claims. . . . . . . . . . . . . . . . . . . . . . 54
     9.06  Insurance Coverage. . . . . . . . . . . . . . . . . . . . . . 56

ARTICLE X      MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . 56
     10.01 Assignment; Successors and Assigns; Third Parties . . . . . . 56
     10.02 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
     10.03 Waiver; Remedies. . . . . . . . . . . . . . . . . . . . . . . 57
     10.04 Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . 58
     10.05 Amendments; Waivers; Control By Majority. . . . . . . . . . . 58
     10.06 Best Efforts. . . . . . . . . . . . . . . . . . . . . . . . . 58
     10.07 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . 58
     10.08 Effectiveness of Execution. . . . . . . . . . . . . . . . . . 58
     10.09 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . 58
     10.10 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . 59
     10.11 Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . 59
     10.12 Captions. . . . . . . . . . . . . . . . . . . . . . . . . . . 60

                                                                         Page
                                                                         ----

EXHIBITS


EXHIBIT A      SHARES HELD BY THE STOCKHOLDERS

EXHIBIT B      ALLOCATIONS

EXHIBIT C      FORM OF OPINION OF ROTHGERBER JOHNSON & LYONS LLP

EXHIBIT D      FORM OF ESCROW AGREEMENT


EXHIBIT E      NON-COMPETITION AGREEMENT

EXHIBIT F      FORM OF OPINION OF PAUL, HASTINGS,
               JANOFSKY & WALKER LLP

                             AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of April 23, 1998 by and among Mail-Well I Corporation, a Delaware corporation ("BUYER SUB"), Mail-Well, Inc., a Colorado corporation (the "BUYER") and Anderson Lithograph Holding Corp., a Delaware corporation (the "COMPANY").(1)
                                   R E C I T A L S

          A. The Company owns all of the outstanding shares of capital stock of Anderson Lithograph Company, a California corporation ("ALC").

          B. Buyer owns all of the outstanding shares of capital stock of Buyer Sub.

          C. Buyer and Buyer Sub shall, pursuant to Section 2.13 of this Agreement, cause to be organized as a Delaware corporation a wholly-owned subsidiary of Buyer Sub ("ACQUISITION"), with all outstanding shares of Acquisition to be owned by Buyer Sub.

          D. The Board of Directors of each of Buyer, Buyer Sub and the Company has determined that it is fair to and in the best interest of their respective corporations and stockholders for Acquisition to be merged with and into the Company upon the terms and subject to the conditions set forth herein (the "MERGER").

          E. The Board of Directors of each of Buyer, Buyer Sub and the Company has approved the Merger in accordance with the General Corporation Law of the State of Delaware.


                                      AGREEMENT

          NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto agree as follows:

-----------------------
(1) This copy of the Agreement incorporates those amendments effected by that certain Letter of Amendment by and among Buyer, Buyer Sub, Acquisition and the Company dated as of May 5, 1998.

                                      ARTICLE I

                                     DEFINITIONS

          Unless the context otherwise requires, the terms defined in this
Article I shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined. All accounting terms defined in this Article I and those accounting terms used in this Agreement and not defined in this Article I shall, except as otherwise provided for herein, be construed in accordance with GAAP.

          "ACQUISITION" shall have the meaning assigned to such term in Recital C of this Agreement.

          "ADJUSTED PURCHASE PRICE" shall have the meaning assigned to such term in Section 2.07 hereof.

          "AFFILIATE" shall have the meaning assigned to such term in Section 9.02(c) hereof.

          "ALC" shall have the meaning assigned to such term in Recital A.

          "ALLOCABLE PERCENTAGE" of a Stockholder, a Phantom Stockholder or a Service Provider shall mean the percentage interest of such person in a specific payment to be made or received by such persons after the Closing Date in connection with the transactions contemplated by this Agreement. If any such payment is to be made or received after the Closing Date, the Representatives shall determine the respective Allocable Percentage of each Stockholder, Phantom Stockholder and Service Provider in such payment and shall give written notice of such determination to Buyer. The initial Allocable Percentage of each Stockholder, Phantom Stockholder and Service Provider as of the Closing Date shall be set forth opposite such person's name under "Allocable Percentage" on Exhibit B hereto. After the Closing Date, each such percentage may be adjusted to reflect (i) the effect of contractual provisions limiting the payment by the Company or ALC of "excess parachute payments" under Section 280G of the Code and
(ii) minor adjustments to reflect the cumulative effect of payments previously made or received.

          "BANKAMERICA VENTURES FEE" means a fee for services rendered to the Company in connection with the Merger by BankAmerica Ventures in the amount provided for in that certain Transaction Fee Agreement between the Company and BankAmerica Ventures dated as of February 27, 1998.

          "BENEFIT PLANS" has the meaning assigned to such term in Section 3.10(a) hereof.

          "BERENSON MINELLA FEE" means the investment banking fee for services rendered to the Company by Berenson Minella & Company in the amount provided for in its July 24, 1997 engagement letter agreement, as amended by that certain letter agreement dated as of November 6, 1997.

          "BOARD" shall mean the board of directors of the Company.

          "BUSINESS DAY" shall mean any day excluding Saturday, Sunday or any day which shall be in the State of California a legal holiday or a day on which banking institutions are authorized by law to close.

          "BUYER" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "BUYER DAMAGES" shall have the meaning assigned to it in Section 9.02 hereof.

          "BUYER INDEMNIFIED PARTY" shall have the meaning assigned to it in
Section 9.02(b)

          "BUYER SUB" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "CERTIFICATES" shall have the meaning assigned to such term in Section 2.08(a) hereof.

          "CLAIM" shall mean any and all claims, actions, arbitrations, audits, hearings, investigations, litigation or suits, whether in contract, tort or otherwise, whether statutory or common law, whether civil, criminal, administrative, investigative, formal or informal, fixed or contingent.

          "CLAIM NOTICE" shall have the meaning assigned to it in Section 9.05(a) hereof.

          "CLOSING" and "CLOSING DATE" shall have the meanings assigned to such terms in Section 2.12 hereof.

          "CLOSING DATE INDEBTEDNESS" shall mean the Company's actual Indebtedness as of the Closing Date plus the Transaction Expenses.

          "CLOSING WORKING CAPITAL AMOUNT" shall mean Working Capital as of the Closing Date.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COMMON STOCK" shall mean the Voting Common Stock and the Non-Voting Common Stock, collectively.

          "COMPANY" shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

          "CONSTITUENT CORPORATIONS" shall have the meaning assigned to such term in Section 2.01 hereof.

          "DAMAGES" shall mean any and all losses, liabilities, obligations, costs, expenses (including reasonable attorneys' fees), damages or judgments of any kind or nature whatsoever (including reasonable attorneys' fees incurred in pursuing claims under Article IX hereof and under the Escrow Agreement).

          "DELAWARE LAW" shall mean the Delaware General Corporation Law, as amended.

          "DESIGNATED MANAGERS" shall mean John C. Fosmire, Alan Pemberton, Frank C. Barnett, Edward A. Binder and Arthur C. Super.

          "DISSENTERS' SHARES" shall have the meaning assigned to such term in
Section 2.06(d).

          "EFFECTIVE TIME" shall have the meaning assigned to such term in
Section 2.02 hereof.

          "ENVIRONMENTAL LAW(S)" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601, ET SEQ., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET. SEQ., the Hazardous Materials Transportation Act, 49 U.S.C. 1801 ET SEQ., the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ., The Safe Drinking Water and Toxic Enforcement Act of 1986 (Cal. H&S Code Sections 25249.5-25249.13), the Carpenter-Presley-Tanner

Hazardous Substance Account Act (Cal. H&S Code Sections 25300 ET SEQ.), and the California Water Code (Cal. H&S Code Sections 1300, ET SEQ.), as said laws have been supplemented or amended to date, the regulations promulgated pursuant to said laws and any other federal, state or local law, statute, rule, regulation or ordinance which regulates or proscribes the use, storage, disposal, presence, cleanup, transportation or Release or threatened Release into the environment of Hazardous Material.

          "ERISA" shall mean the Employer Retirement Income Security Act of 1974, as amended.

          "ESCROW ACCOUNT" shall have the meaning assigned to it in Section 9.02(a) hereof.

          "ESCROW AGENT" shall have the meaning assigned to such term in Section 2.11(b)(ii) hereof.

          "ESCROW AGREEMENT" shall have the meaning assigned to such term in
Section 5.13 hereof.

          "ESCROW AMOUNT" shall mean the sum of (i) $3,000,000 plus (ii) the Working Capital Escrow Amount.

          "ESTIMATED PURCHASE PRICE" shall have the meaning assigned to such term in Section 2.07(b) hereof.

          "ESTIMATE NOTICE" shall have the meaning assigned to such term in
Section 2.07(b) hereof.

          "EXISTING STOCKHOLDER AGREEMENTS" shall mean the Stock Agreements and those certain Covenants Not To Compete, each of which is dated as of January 21, 1988, between the Company and each of Gene Parana, John Fosmire and Arlyn Stanford.

          "FINANCIAL STATEMENTS" shall have the meaning assigned to such term in
Section 3.05 hereof.

          "FOSMIRE FEE" means the fee payable to John C. Fosmire for services rendered to the Company in connection with the Merger in the amount provided for in that certain Transaction Fee Agreement between John C. Fosmire and the Company dated as of February 27, 1998.

          "GAAP" means those generally accepted accounting principles and those accounting practices that have been employed by the Company in the preparation of the 1997 Financial Statements.

          "HAZARDOUS MATERIAL" means any substance which is (i) designated, defined, classified or regulated as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, as currently in effect or as hereafter amended or enacted, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof and all petroleum products, (iii) PCBs, (iv) lead, (v) asbestos, (vi) flammable explosives,
(vii) infectious materials or (viii) radioactive materials.

          "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "INDEBTEDNESS" shall mean any liability or obligation created or assumed by the Company or ALC (i) in respect of money borrowed (including principal, accrued interest and any applicable prepayment premium (but excluding the Prepayment Fee)), (ii) evidenced by a promissory note, bond, debenture or similar instrument, or (iii) representing the capitalized amount of all obligations of the Company as a lessee under leases are appropriately recorded as capital leases for financial reporting purposes in accordance with GAAP.

          "INDEMNIFIABLE CLAIM" shall have the meaning assigned to it in Section 9.05(a) hereof.

          "INDEMNIFIED PARTY" shall have the meaning assigned to it in Section 9.05(a) hereof.

          "INDEMNIFYING PARTY" shall have the meaning assigned to it in Section 9.05(a) hereof.

          "INITIAL AMOUNT" shall have the meaning assigned to it in Section 9.03(c).

          "IRS" shall mean the Internal Revenue Service.

          "KNOWLEDGE" means (i) with respect to the Company, the actual knowledge of the Designated Managers and the directors of the Company, (ii) with respect to Buyer, the actual knowledge of any officer, manager or director of Buyer or any affiliate of Buyer, and (iii) with respect to any other Person (A) if an individual, the actual knowledge of such individual, and (B) if other than an individual, the actual knowledge of the chief executive officer, general partner, managing member or any other individual who performs a comparable function for such person.

          "MAJORITY STOCKHOLDERS" shall mean those stockholders beneficially owning not less than 66-2/3% of the outstanding shares of the Common Stock.

          "MATERIAL AGREEMENTS" shall have the meaning assigned to such term in
Section 3.09 hereof.

          "MATERIAL PERMITS" shall have the meaning assigned to such term in
Section 3.11 hereof.

          "MATERIAL EFFECT" shall mean a material and adverse effect on the business, operations, financial condition or properties of the Company and ALC, taken as a whole.

          "MATERIAL LEASE" shall have the meaning assigned to such term in
Section 3.16 hereof.

          "MERGER" shall have the meaning assigned to such term in Recital C.

          "MERGER CONSIDERATION" shall have the meaning assigned to such term in
Section 2.06(a).

          "MULTI-EMPLOYER PLAN" shall have the meaning assigned to such term in
Section 3.10(a) hereof.

          "NON-VOTING COMMON STOCK" shall mean the Non-Voting Common Stock, par value $.01 per share, of the Company.

          "1996 FINANCIAL STATEMENTS" shall have the meaning assigned to such term in Section 3.05 hereof.

          "1997 BALANCE SHEET", "1997 BALANCE SHEET DATE" and "1997 FINANCIAL STATEMENTS" shall have the meanings assigned to such terms in Section 3.05 hereof.

          "OBJECTION NOTICE" shall have the meaning assigned to such term in
Section 2.07(d) hereof.

          "OTHER PARTICIPANT" shall have the meaning assigned to it in Section 2.10(e).

          "PHANTOM STOCKHOLDER" shall mean a participant in the Employee Phantom Stock Award Plan of the Company.

          "PHANTOM STOCK PAYMENT" shall mean the aggregate amount that shall become payable to the Phantom Stockholders as a result of the transactions contemplated in this Agreement.

          "POST-CLOSING PURCHASE PRICE ESTIMATE" shall have the meaning assigned to such term in Section 2.07(c) hereof.

          "PREPAYMENT FEE" shall mean any and all early retirement or prepayment fees and/or penalties of any kind that will be due and payable as a result of the payment or prepayment of Indebtedness at Closing, including the prepayment fee payable to Fleet Capital with respect to current credit facilities made available to the Company or its affiliated companies if such facilities are refinanced in connection with the transactions contemplated in this Agreement.

          "REAL PROPERTY" shall have the meaning assigned to such term in
Section 3.12(b).

          "RELATED PARTIES" shall have the meaning assigned to such term in
Section 3.22.

          "RELEASE" means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Hazardous Material (including the abandonment or discarding of barrels, containers, and other receptacles containing any Hazardous Material).

          "REPRESENTATIVES" shall mean John C. Fosmire and James D. Murphy, who have been appointed as representatives of the Stockholders pursuant to Section 2.10(a) hereof.

          "REQUIRED WORKING CAPITAL AMOUNT" shall mean $10,657,000.

          "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

          "SECURITY INTEREST" shall mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the Company is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business of the Company and not incurred in connection with the borrowing of money.

          "SELLER INDEMNIFIED PARTY" and "SELLER INDEMNIFIED PARTIES" shall have the meanings assigned to them in Section 9.04 hereof.

          "SERVICE PROVIDERS" shall mean Berenson Minella & Company, BankAmerica Ventures and John C. Fosmire.

          "SHARES" shall mean the issued and outstanding shares of Common Stock.

          "STOCK AGREEMENTS" shall mean the Employee Stock Agreements each of which is dated as of January 21, 1988, between the Company and certain Stockholders.

          "STOCKHOLDER" shall mean an owner of the Shares, as set forth in Exhibit A hereto.

          "STOCKHOLDER SHARES" shall mean those Shares set forth opposite the Stockholders' respective names on Exhibit A hereto, collectively.

          "SURVIVING CORPORATION" shall have the meaning assigned to such term in Section 2.01 hereof.

          "TAXES" shall have the meaning assigned to such term in Section 3.13(a) hereof.

          "TRANSACTION EXPENSES" shall mean all costs and expenses of the Company and ALC incurred in connection with the negotiation of this Agreement and the consummation of this transactions contemplated hereby including, but not limited to (i) the Berenson Minella Fee, (ii) the legal fees and expenses of Paul, Hastings, Janofsky & Walker LLP,(iii) the Phantom Stock Payment,(iv) the Prepayment Fee, (v) the BankAmerica Ventures Fee,(vi) the Fosmire Fee and (vii) one-half of the cost of filing the notification and report form under the HSR Act, in each case (a) net of any tax benefit realized, or reasonably expected to be realized, by the Company or ALC by reason of the accrual or payment of such cost or expense and (b) only to the extent incurred in connection with the transactions contemplated by this Agreement and not previously paid and expensed by the Company or ALC.

          "VOTING COMMON STOCK" shall mean the Common Stock, par value $.01 per share, of the Company.

          "WORKING CAPITAL" shall mean, as of any date, the excess of the Company's current assets (excluding cash, cash equivalents, any deferred tax assets and any LIFO reserve) over its current liabilities (excluding any portion of Indebtedness included in current liabilities, accrued Transaction Expenses and any deferred tax liability), as determined in accordance with GAAP.

          "WORKING CAPITAL DECREASE" and "WORKING CAPITAL INCREASE" shall have the meanings assigned to such terms in Section 2.07(a) hereof.

          "WORKING CAPITAL ESCROW AMOUNT" shall mean the sum of $500,000.

                                      ARTICLE II

                                      THE MERGER

          SECTION 2.01 MERGER. Upon the terms and subject to the conditions of this Agreement, Acquisition shall be merged with and into the Company in accordance with the applicable provisions of the Delaware Law. The Company and Acquisition are herein sometimes referred to as the "CONSTITUENT CORPORATIONS". At the Effective Time, the identity and separate corporate existence of Acquisition shall cease and the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION").

          SECTION 2.02 EFFECTIVE TIME. The Merger shall become effective on the date and at the time the Certificate of Merger referred to in Section 2.11 hereof is filed with the Secretary of State of Delaware in accordance with
Section 103 of the Delaware Law. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the "EFFECTIVE TIME".

          SECTION 2.03 CERTIFICATE OF INCORPORATION, BYLAWS, DIRECTORS AND OFFICERS, NAME.

               (a) The Certificate of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, from and after the Effective Time until amended in accordance with applicable law.

               (b) The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until amended in accordance with applicable law, the Certificate of Incorporation and such Bylaws.

               (c) The directors and officers of Acquisition in office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, and each shall hold his respective office or offices from and after the Effective Time until his successor shall have been elected and shall have qualified or as otherwise provided in the Bylaws of the Surviving Corporation.

               (d) The name of the Surviving Corporation from and after the Effective Time shall continue to be "Anderson Lithograph Holding Corp." until changed in accordance with applicable law.

          SECTION 2.04 ASSETS AND LIABILITIES. At the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular, the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the several and respective Constituent Corporations, and the title to any real estate vested by deed or otherwise under the laws of any jurisdiction, in any of the Constituent Corporations, shall not revert or be in any way impaired by this Article II; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          SECTION 2.05 FURTHER ASSURANCES. If at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations acquired or to be acquired as a result of the Merger and otherwise to carry out the purposes of this Agreement.

          SECTION 2.06 CONVERSION OF SECURITIES. By virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time:

               (a) each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenters' Shares, as defined below, and other than as provided in Section 2.06(b)) shall be converted into the right to receive an amount equal to (i) the Adjusted Purchase Price (as determined in accordance with Section 2.07 below) divided by (ii) the number of shares of Common Stock outstanding immediately prior to the Effective Time (for all such shares of Common Stock in the aggregate, the "MERGER CONSIDERATION");

               (b) each share of Common Stock held by the Company as a treasury share immediately prior to the Effective Time shall be canceled and no payment shall be made with respect thereto;

               (c) each share of common stock of Acquisition that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued share of common stock of the Surviving Corporation, par value $.01 per share; and

               (d) each outstanding share of Common Stock held by the Stockholders who shall have properly perfected appraisal rights with respect thereto under

     Section 262 of the Delaware Law ("DISSENTERS' SHARES") shall not be converted into the right to receive the consideration specified in Section 2.06(a), but shall be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such
     Section 262, except that any Dissenters' Shares held by a Stockholder who shall thereafter withdraw its, his or her demand for appraisal of such shares of Common Stock in accordance with the provisions of such Section 262, or lose its, his or her right to such payment, shall be converted, as of the Effective Time, into the right to receive the consideration specified in Section 2.06(a).

          SECTION 2.07  DETERMINATION OF ADJUSTED PURCHASE PRICE; ADJUSTMENTS.

          (a) The "ADJUSTED PURCHASE PRICE" shall be an amount equal to EIGHTY-SEVEN MILLION SEVEN HUNDRED THOUSAND DOLLARS ($87,700,000) reduced by (i) the Closing Date Indebtedness, (ii) all Buyer Damages, if any, and (iii) the Working Capital Decrease, if any, and increased by the Working Capital Increase, if any. As used in this Section 2.02(a), (A) "WORKING CAPITAL DECREASE" shall mean the positive amount, if any, obtained by subtracting the Closing Working Capital Amount from the Required Working Capital Amount and (B) "WORKING CAPITAL INCREASE" shall mean the positive amount, if any, obtained by subtracting the Required Working Capital Amount from the Closing Working Capital Amount.

          (b) At least three (3) days prior to the Closing Date, the Company shall provide to Buyer a written notice (the "ESTIMATE NOTICE") setting forth the Company's estimate of the Adjusted Purchase Price (the "ESTIMATED PURCHASE PRICE"), which Estimate Notice shall specifically set forth the Company's estimate of the Closing Date Indebtedness and the Closing Working Capital Amount. The amounts set forth in the Estimate Notice shall be estimated in good faith by the Company in light of (i) the 1997 Balance Sheet and (ii) the operations of the Company from such date through the Closing Date.

          (c) Within three (3) days after the Closing Date, the Company shall take a physical inventory (which may be observed by Buyer) and any third party expense incurred by the Company in taking this inventory will be treated as Transaction Expense; PROVIDED, that such expense does not exceed $5,000.

Within sixty (60) days after the Closing Date, Buyer shall cause the Surviving Corporation's chief financial officer to deliver to Buyer and the Representatives (i) a consolidated balance sheet of the Company as of the Closing Date, that has been prepared in good faith in accordance with GAAP (applied on a basis that is consistent with those used in the preparation of the 1997 Balance Sheet but, in any case, treating all Transaction Expenses and the Prepayment Fee as having been accrued on the books of account of the Company immediately prior to the Effective Time), (ii) such chief financial officer's calculation of the Adjusted Purchase Price (the "POST-CLOSING PURCHASE PRICE ESTIMATE"), together with a statement, in reasonable detail, of the manner by which such calculation was determined (including, without limitation, such chief financial officer's determination of the Closing Date Indebtedness and the Closing Working Capital Amount) and (iii) such other documentation that supports such determination. Buyer shall cause such chief financial officer to make available to the Representatives any work papers, financial data and other information used by him in calculating the Post-Closing Purchase Price Estimate.

          (d) Within thirty (30) business days after receipt of the Post-Closing Purchase Price Estimate, Buyer shall notify the Representatives, or the Representatives shall notify Buyer, or both, in writing (an "OBJECTION NOTICE") of any objection to the Post-Closing Purchase Price Estimate. If no Objection Notice is given within such thirty business-day period, then (i) the Post-Closing Purchase Price Estimate shall be final and binding on all parties and shall be deemed for all purposes to be the Adjusted Purchase Price and (ii) any amounts payable to Buyer or the Stockholders, the Phantom Stockholders and the Service Providers, as the case may be, as a result of such final determination of the Adjusted Purchase Price, shall be paid within five (5) days after the expiration of such thirty business-day period.

          (e) In the event either Buyer or the Representatives timely provides an Objection Notice, Buyer and the Representatives shall, for a period of five (5) days, use their collective best efforts to resolve any differences between the parties as to the determination of the Adjusted Purchase Price. In the event Buyer and the Representatives are not, within the periods described above, able to resolve such differences, the determination of the Adjusted Purchase Price shall be referred for final resolution to the Los Angeles office of such nationally recognized accounting firm, other than Ernst & Young LLP and Deloitte & Touche LLP, as the parties may reasonably agree. Should the parties fail to so agree upon a neutral accounting firm within five (5) days after expiration of the resolution period, such firm shall be chosen by lot. Such selected or chosen accounting firm shall, as promptly as practicable, but in no event later than three (3) Business Days prior to the last Business Day prior to the 90th day following the Closing Date, make a determination of the Adjusted Purchase Price. Such determination shall be final and binding on Buyer, the Company and the Stockholders, and any amounts payable to Buyer or the Stockholders, the Phantom Stockholders and the Service Providers under this Article II, as the case may be, as a result of such determination shall be paid on or before the 90th day following the Closing Date.

          (f) The Estimated Purchase Price shall be paid to the Stockholders by Buyer in accordance with Section 2.08. Upon final determination of the Adjusted Purchase Price as set forth above, the following payments shall be made:

               (i) if the Estimated Purchase Price exceeds the Adjusted Purchase Price, such excess shall be returned to Buyer from the Escrow Amount pursuant to the terms of, and subject to the limitations set forth in, the Escrow Agreement; and

               (ii) if the Adjusted Purchase Price exceeds the Estimated Purchase Price, Buyer shall pay such excess to the Stockholders, the Phantom Stockholders and the Service Providers in accordance with their respective Allocable Percentages; PROVIDED, that if and to the extent any Stockholder has not surrendered its or his Certificates and any other required documents to Buyer in accordance with Section 2.08, that Stockholder's Allocable Percentage of the amount by which the Adjusted Purchase Price exceeds the Estimated Purchase Price shall instead be held by Buyer and paid to any such Stockholder only upon the surrender of its or his Certificates in accordance with Section 2.08.

          (g) In computing the Estimated Purchase Price, the Transaction Expenses referred to in clauses (i),(iii), (v) and (vi) of the definition of "Transaction Expenses" (the "DESIGNATED TRANSACTION EXPENSES") shall be taken at the respective amounts that would be payable to the named individuals and entities (net of any tax benefit realized, or reasonably expected to be realized, by the Company or ALC by reason of the accrual or payment of such amounts) on the assumption that the Adjusted Purchase Price is equal to the Estimated Purchase Price less the Escrow Amount.

          (h) Not later than five (5) Business Days after the final determination of the Adjusted Purchase Price, all amounts in the Escrow Account in excess of $3,000,000 shall be paid to the Stockholders in accordance with their respective Allocable Percentages. Subject to pending claims against the Escrow Account, the Stockholders shall be entitled to receive, in accordance with their Allocable Percentages, (i) on the first anniversary of the Closing Date, all amounts in the Escrow Account in excess of $2,000,000 plus the amount of any Buyer Damages(as defined in Section 9.02) for which Buyer has given notice but which have not been resolved and are still pending, (ii) on the second anniversary of the Closing Date, all amounts remaining in the Escrow Account in excess of $1,000,000 plus the amount of any Buyer Damages (as defined in Section 9.02) for which Buyer has given notice but which have not been resolved and are still pending, and (iii) on the third anniversary of the Closing Date, all amounts remaining in the Escrow Account less the amount of any Buyer Damages (as defined in Section 9.02) for which Buyer has given notice but which have not been resolved and are still pending.

          SECTION 2.08  PAYMENT OF CASH FOR COMMON STOCK.

          (a) Each holder of a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Common Stock will be entitled to receive, upon surrender to Buyer of such Certificates for cancellation, the amount per share of Common Stock represented thereby called for by Section 2.06 hereof, in all cases subject to any required withholding of taxes. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Following the Effective Time, until surrendered to Buyer in accordance with the provisions of this Section 2.08(a), each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive upon such surrender the amount specified in the second sentence of this Section 2.08(a), without any interest thereon, subject to any required withholding taxes.

          (b) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Buyer shall issue in exchange for such lost, stolen or destroyed Certificate the applicable amount per share of Common Stock represented thereby called for by Section 2.06 hereof. Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give Buyer indemnity against, or post a bond for, any claim that may be made against Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

          (c) No party hereto shall be liable to a holder of Common Stock for any cash or interest thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. If any Certificates shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any governmental unit or agency), the payment in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the persons who have previously surrendered Certificates to Buyer, and the Surviving Corporation shall cause the amount of such payment or payments to be divided among the holders of previously surrendered Certificates in proportion to the payments previously made to such holders in respect of the stock represented by such Certificates, and such holders shall be entitled to such payments free and clear of all claims of interest of any person previously entitled thereto.

          (d) From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock, except as otherwise provided herein or by law.

          (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the

Surviving Corporation, they shall be canceled and promptly exchanged for cash as provided in this Section 2.08 subject to applicable law in the case of Dissenters' Shares.

          (f) If the holder of any shares of Common Stock shall become entitled to receive payment for such shares pursuant to Section 262 of the Delaware Law, such payment shall be made by the Surviving Corporation.

          SECTION 2.09 STOCKHOLDERS' CONSENT. The Company will take all action necessary in accordance with applicable law and its Certificate of Incorporation and Bylaws to convene a special meeting of its stockholders to consider and vote upon the approval of the Merger and adoption of this Agreement or, in lieu of a special meeting, to obtain the written consent of Stockholders beneficially owning a majority of the outstanding shares of Common Stock in accordance with Delaware Law.

          SECTION 2.10 REPRESENTATIVES. By authorization of its Board of Directors, the Company does, and by approval of this Agreement by the Stockholders of the Company in accordance with Delaware Law, the Stockholders do, hereby:

          (a) Irrevocably appoint John C. Fosmire and James D. Murphy as the sole and exclusive representatives of all Stockholders (the "REPRESENTATIVES") to make all decisions and determinations on behalf of the Stockholders that the Representatives may deem necessary or appropriate to consummate the transactions contemplated under this Agreement and to exercise the rights and remedies and to fulfill the duties and obligations delegated to them under this Agreement or the Escrow Agreement, except to the extent otherwise provided therein or herein. Without limiting the generality of the immediately preceding sentence, the Representatives may, in their sole good faith discretion, (i) object to, settle or compromise on the amount of the Adjusted Purchase Price, and authorize payments to be made with respect thereto, and (ii) object to, settle or compromise any claim made by Buyer under this Agreement or the Escrow Agreement and authorize payments to be made with respect thereto and manage the defense and settlement of any third party claims hereunder.

          (b) Agree that the Representatives shall not be liable to the Company or the Stockholders for any act or omission to act hereunder or under the Escrow Agreement as Representatives, and the Company shall indemnify and hold each Representative harmless from and against, and the

Representatives shall be entitled to be paid out of the Escrow Account, any and all costs, claims, demands, expenses, suits, proceedings or other liabilities incurred in connection with such Representatives acting as such hereunder except, in each case, to the extent that a final judgment of a court of competent jurisdiction has determined that such Representative has acted in bad faith or has demonstrated gross negligence in the performance of his duties hereunder. The Representatives shall also be entitled to be paid out of the Escrow Account all reasonable out-of-pocket expenses incurred by the Representatives in performing their duties hereunder and under the Escrow Agreement.

          (c) Agree that any Representative, or any successor to him hereafter appointed, may resign and shall be discharged of his duties hereunder upon the appointment of a successor Representative as hereinafter provided. In case of the resignation or the death or inability to act of John C. Fosmire or any of his successors, a successor shall be named by the vote of a majority in interest of the Stockholders (excluding BankAmerica Capital Corporation and BankAmerica Ventures). In case of the resignation or the death or inability to act of James
D. Murphy or any of his successors, a successor shall be named by joint approval of BankAmerica Capital Corporation and BankAmerica Ventures. Each such successor Representative shall have all the power, authority, rights and privileges hereby conferred upon the original Representative succeeded by him, and the term "Representative" as used herein shall be deemed to include a successor Representative.

          (d) Acknowledge and agree that (i) Buyer Damages, if any, which are approved and agreed to by the Representatives as provided for herein or in the Escrow Agreement, shall be paid (subject to the limitations contained in this Agreement and the Escrow Agreement) out of the Escrow Account and shall thereby be charged to the interests of the Stockholders in accordance with their respective Allocable Percentages, and (ii) amounts owed to Buyer, if any, in connection with the final determination of the Adjusted Purchase Price, which amounts are approved and agreed to by the Representatives as provided for herein or in the Escrow Agreement, shall be paid (subject to the limitations contained herein and in the Escrow Agreement) out of the Escrow Account and shall thereby be charged to the interests of the Stockholders in accordance with their respective Allocable Percentages.

          (e) Each of the Phantom Stockholders and Service Providers (each an "OTHER PARTICIPANT" and collectively, "OTHER PARTICIPANTS"), by separate agreement, has irrevocably appointed the Representatives as its duly authorized and exclusive Representatives for the purpose of determining the Adjusted Purchase Price ("PRICE DETERMINATION"). Each Other Participant has further agreed that any amount in excess of the Estimated Purchase Price will be paid to such Other Participant in accordance with its respective Allocable Percentage (as the same is determined by the Representatives under this Agreement). As between an Other Participant and the Buyer, the Buyer is authorized to deal exclusively with the Representatives, rather than such Other Participant, in agreeing upon such determinations, and each Other Participant agrees that such agreement shall be final and binding on such Other Participant.

          SECTION 2.11 CONSUMMATION OF MERGER. As soon as practicable after satisfaction of the conditions set forth in Article V and Article VI hereof, the Company shall execute and deliver to the Secretary of State of Delaware a duly executed and verified Certificate of Merger, and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

          SECTION 2.12 CLOSING. The closing of the Merger (the "CLOSING") shall take place at the offices of Rothgerber Johnson & Lyons LLP, Suite 3000, One Tabor Center, 1200 Seventeenth Street, Denver, Colorado 80202-5839, at 10:00 A.M. local time on May 7, 1998, as promptly as practicable upon satisfaction of the conditions appearing in Article V and Article VI hereof or at such other place, time or date as Buyer and the Company may mutually establish (such time and date being referred to herein as the "CLOSING DATE"). At the Closing:

          (a) The Company shall deliver or cause to be delivered to Buyer (i) all of the documents, certificates and instruments required to be delivered to Buyer pursuant to Article VI hereof and (ii) payoff letters or communications from the holders of all Indebtedness paid at the Closing including confirmation of the receipt of any applicable Prepayment Fee;

          (b)  Buyer shall deliver or caused to be delivered the following:

                (i) by wire transfer to the Stockholders cash in the amount of the Estimated Purchase Price (less the Escrow Amount) in immediately available funds;

               (ii) by wire transfer to the Escrow Agent (as defined in the Escrow Agreement, the "ESCROW AGENT"), the Escrow Amount in immediately available funds; and

              (iii) to the Company and the Stockholders, all of the documents, certificates and instruments required to be delivered to the Company and the Stockholders pursuant to Article V hereof;

          (c) The Company and Acquisition shall file the Certificate of Merger with the Secretary of State of the State of Delaware; and

          (d) Immediately after the Effective Time but prior to the close of business on the Closing Date, Buyer shall, or shall cause the Surviving Corporation to, extinguish each of the obligations of the Surviving Corporation set forth on Schedule 2.12(d), which obligations are comprised of the Closing Date Indebtedness (which includes the Transaction Expenses).

          SECTION 2.13 FORMATION AND ORGANIZATION OF ACQUISITION. Buyer and Buyer Sub shall cause (i) Acquisition to be formed and organized as a Delaware corporation, with all outstanding shares of capital stock owned by Buyer Sub, and (ii) the board of directors of Acquisition to approve this Agreement and to authorize Acquisition to execute, deliver and perform its obligations under this Agreement. Acquisition shall function as a wholly-owned subsidiary of Buyer Sub.

          SECTION 2.14 ACQUISITION AS A PARTY TO THIS AGREEMENT. Upon the organization of Acquisition pursuant to Section 2.13, Buyer and Buyer Sub shall cause Acquisition to enter into and become a party to this Agreement and to undertake and perform the specified obligations, conditions and representations and warranties hereof of Acquisition hereunder.

                                     ARTICLE III

                            REPRESENTATIONS AND WARRANTIES
                                REGARDING THE COMPANY

          Subject to the terms and limitations appearing in Article IX and the Escrow Agreement, the Company hereby represents and warrants to Buyer that, except as set forth in (or as may be deemed to have been set forth in) the applicable section of Schedule 3:

          SECTION 3.01 ORGANIZATION, POWER AND AUTHORITY. Each of the Company and ALC is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. Each of the Company and ALC is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a Material Effect. Buyer has previously received (i) complete and correct copies of the Certificate of Incorporation and Bylaws of the Company and the Restated Articles of Incorporation and Bylaws of ALC, each as currently in effect and (ii) a complete and correct copy of the stock transfer books of the Company, which reflect all issuances and transfers of the Stockholder Shares prior to the date hereof.

          SECTION 3.02 NO SUBSIDIARIES. The Company does not own, directly or indirectly, the capital stock of any other corporation other than ALC.

          SECTION 3.03  CAPITAL STOCK.

          (a) The authorized capital stock of the Company consists of 10,000,000 shares of Voting Common Stock, 1,408,164 shares of Non-Voting Common Stock, 3,602,041 shares of Investor Preferred Stock, par value $.01 per share, and 1,000,000 shares of Management Preferred Stock, par value $.01 per share, of which the total number of shares of Voting Common Stock and Non-Voting Common Stock set forth on Exhibit A are issued and outstanding. No shares of preferred stock are outstanding. No other class of capital stock of the Company is authorized or outstanding. Each of the Stockholder Shares has been duly authorized, validly issued and is fully paid and non-assessable and was issued in material compliance with

(i) the terms of any agreement binding upon the Company and (ii) all applicable federal and state securities or "blue sky" laws and regulations. Other than as disclosed in Schedule 3.03, there are no authorized or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature under which the Company is or may become obligated to issue, transfer, repurchase or otherwise acquire or retire any shares of the capital stock of the Company.

          (b) The authorized capital stock of ALC consists of 1,000 shares of common stock, all of which shares are outstanding, have been duly authorized, validly issued and are fully paid and non-assessable and owned by the Company free and clear of any liens, claims and encumbrances (other than restrictions imposed by the Securities Act and applicable state securities laws). The capital stock of ALC was issued in material compliance with (i) the terms of any agreement binding upon the Company or ALC and (ii) all applicable federal and state securities or "blue sky" laws and regulations. No other class of capital stock of ALC is authorized or outstanding. There are no authorized or outstanding options, warrants, convertible securities, subscriptions or other agreements or rights of any nature under which ALC is or may become obligated to issue, transfer, repurchase or otherwise acquire or retire any shares of the capital stock of ALC.

          SECTION 3.04 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Certificate of Incorporation or Bylaws of the Company or the Restated Articles of Incorporation or Bylaws of ALC, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, accelerate obligations of the Company or ALC or constitute a default under the terms of, any Material Agreement or, except as set forth in
Schedule 3.16 hereof, any Material Lease, (c) result in the creation of any lien, charge or encumbrance upon the property or assets of the Company or ALC,
(d) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, either the Company or ALC or their respective assets, or (e) to the Company's knowledge, constitute a violation by the Company or ALC of any applicable law or regulation of any jurisdiction as such law or regulation relates to the Company or ALC; EXCEPT, as to clauses (b), (c), (d) and

(e), where such violation, conflict, breach, default, termination, right of termination, acceleration, lien, charge or other encumbrance would not have a Material Effect or a material adverse effect on the Company's ability (or, to the Company's knowledge, Buyer's ability) to consummate the Merger.

          SECTION 3.05 FINANCIAL STATEMENTS. Schedule 3.05 contains (i) the audited consolidated balance sheet of the Company at December 31, 1996 and audited consolidated statements of income, cash flow and stockholders' equity of the Company for the fiscal year then ended (the "1996 FINANCIAL STATEMENTS"),
(ii) the audited consolidated balance sheet (the "1997 BALANCE SHEET") of the Company at December 31, 1997 (the "1997 BALANCE SHEET DATE") and (iii) the audited consolidated statements of income, cash flow and stockholders' equity of the Company for the fiscal year then ended (together with the 1997 Balance Sheet, the "1997 FINANCIAL STATEMENTS") (the 1996 Financial Statements and the 1997 Financial Statements are collectively referred to herein as the "FINANCIAL STATEMENTS"). The Financial Statements fairly present in all material respects the consolidated financial condition and results of operations of the Company as of the dates and for the respective periods therein specified, and have been prepared from the books and records of the Company in accordance with GAAP applied on a basis consistent with prior accounting periods.

          SECTION 3.06  NO MATERIAL ADVERSE CHANGE.  Except as set forth on
Schedule 3.06, since the 1997 Balance Sheet Date, the business of the Company and ALC have been conducted in the ordinary course and neither the Company nor ALC has (a) sold, transferred, licensed or leased any of its material assets, except for sales of inventory in the ordinary course of business, (b) canceled or compromised any debt or Claim, or waived or released any right, of material value, (c) suffered any physical damage, destruction or loss (whether or not covered by insurance), which has had a Material Effect, (d) issued or sold any shares of capital stock or other securities or granted any options with respect thereto, (e) suffered or experienced any material and adverse change in the business or operations of the Company and ALC, taken as a whole, (f) created, incurred, assumed or guaranteed any Indebtedness, liability or obligation (whether absolute, accrued, contingent, or otherwise and whether due or to become due) in an aggregate amount in excess of $25,000, except in the ordinary course of business, (g) declared, set aside for payment or made any payment of dividends or other distributions upon or in respect of any shares of its capital stock, or, directly or indirectly, purchased, retired or redeemed any capital stock or securities convertible into or exchangeable for such capital stock, (h) increased the salaries, benefits (including those under any bonus, profit sharing, pension, retirement or similar plan) or other compensation payable to, made loans to, or granted severance or termination payments to, any officer, director, employee or shareholder of the Company or ALC (except normal annual merit increases made in the ordinary course of business consistent with past practice), (i) made any change in any method of accounting or keeping its books or accounting practices, (j) experienced any strike, walkout, or, to the Company's knowledge, any other labor trouble of a character that has had or could reasonably be expected to have a Material Effect, (k) made any capital expenditures or capital additions in excess of an aggregate of $250,000, (1) entered into any material transaction, contract or commitment other than in the ordinary course of business or (m) entered into any agreement to do any of the foregoing.

          SECTION 3.07 CONSENTS AND APPROVALS. To the Company's knowledge, no consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority or any third party is required by or with respect to the Company or ALC in connection with the consummation of the Merger, except (i) as required by the HSR Act, (ii) for such consents, approvals, authorizations, licenses, permits, actions or filings as have heretofore been obtained, taken or filed, or (iii) where the failure to obtain such consents, approvals, authorizations, licenses or permits, to take such actions or to make such filings would not have a Material Effect or, a material adverse effect on the Company's ability (or, to the Company's knowledge, Buyer's ability) to consummate the Merger.

          SECTION 3.08  LITIGATION.

          (a) Except as set forth on Schedule 3.08, there are no (i) outstanding orders, writs, injunctions or decrees of any court, governmental agency or arbitral tribunal against the Company or ALC or any of their respective assets, with respect to which the Company has received a copy of such order, writ, injunction or decree or other written notification, or (ii) Claims pending against the Company or ALC or any of their respective assets, with respect to which the Company has received service of process or other written notification.

          (b) To the Company's knowledge, there are no Claims threatened against the Company or ALC or any of their respective assets which would, if decided adversely, be reasonably likely to have a Material Effect.

          SECTION 3.09 CONTRACTS AND COMMITMENTS. Schedule 3.09 lists all of the following contracts, agreements, licenses and commitments to which the Company or ALC is a party or by which it is bound (other than leases and subleases set forth in Schedule 3.16 and the employee benefit materials disclosed in Schedule 3.10) (collectively, the "MATERIAL AGREEMENTS"):

          (a) mortgages, indentures, security agreements, guaranties or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

          (b)  employment and consulting agreements;

          (c)  union or other collective bargaining agreements;

          (d)  powers of attorney;

          (e) sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

          (f) licenses of material patent, trademark and other intellectual property rights;

          (g) contracts or options relating to the sale by the Company or ALC of any asset, other than sales of inventory in the ordinary course of business;

          (h) agreements or commitments for capital expenditures in excess of $100,000 for any single project;

          (i)  joint venture agreements;

          (j) agreements expressly requiring the consent of any party thereto to the consummation of the Merger;

          (k) agreements, arrangements or understandings with any officer, director, employee or shareholder of the Company or ALC (other than arrangements with respect to the compensation of employees);

          (l) agreements, contracts or commitments for any charitable or political contribution;

          (m) agreements restricting the Company or ALC from relocating, closing or terminating any of their respective operations or facilities;

          (n) agreements purporting to limit the right of the Company or ALC to compete in any line of business, with any person or other entity or in any geographic area;

          (o) any confidentiality, settlement or other similar agreements entered into within the last three years other than those entered into with the Company's customers, suppliers and subcontractors or in connection with a possible disposition of the Company; or

          (p) any other agreement, contract or obligation (other than those arising in the ordinary course of business) entered into on or prior to the date hereof calling for or involving the payment, potential payment or accrued obligation by or to the Company or ALC, from the date hereof through the earliest date such agreement, contract or obligation can be terminated unilaterally without material penalty by the Company or ALC, of an amount in excess of $100,000.

          To the knowledge of the Company and ALC, all of the Material Agreements are legal, valid, binding and in full force and effect, no default exists thereunder on the part of the Company or ALC, and the consummation of the transactions contemplated by this Agreement will not cause any default or condition in respect of any such Material Agreement, the effect of which is to cause, permit, create or perfect the right in any party (i) to repudiate or disavow its obligations to the Company or ALC thereunder, (ii) to require or have the right to require the Company or ALC to perform its obligations thereunder (including obligations to pay Indebtedness) prior to such time on which, or on terms and conditions otherwise different from those that, are provided therein or (iii) to recover from the Company or ALC any damages or fines. To the knowledge of the Company and ALC, no party (including the Company or ALC) to any such Material Agreement is in material default thereunder. True, correct and complete copies of all the Material Agreements have been delivered or made available to Buyer.

          SECTION 3.10  EMPLOYEE BENEFIT PLANS.

          (a) The only employee pension benefit plans (as defined in Section 3(2) of ERISA), welfare benefit plans (as defined in Section 3(1) of ERISA), bonus, stock purchase, stock ownership, stock option, phantom stock, deferred compensation, profit-sharing, incentive, severance, termination or other compensation plan or arrangement, and other material employee fringe benefit plans presently maintained by, or contributed to by the Company or ALC, for the benefit of employees of the Company, other than a multi-employer plan as defined in Section 3(37) of ERISA ("MULTI-EMPLOYER PLAN"), are those listed in Schedule
3.10 (the "BENEFIT PLANS"), a true and complete copy of each of which, and, where applicable, a copy of the most recent IRS Form 5500 filed with respect to each such Benefit Plan, has been made available to Buyer. The only Multi-Employer Plan contributed to by the Company or ALC for the benefit of employees of ALC are listed in Schedule 3.10.

          (b) To the Company's knowledge, ALC and each of the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, and those provisions of the Code applicable to the Benefit Plans.

          (c) All contributions to the Benefit Plans and the Multi-Employer Plans which were required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to the Benefit Plans and the Multi-Employer Plans, except those to be made from a trust qualified under Section 401(a) of the Code and except those with respect to any retiree medical benefit plan, for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the 1997 Balance Sheet.

          (d) All material reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been filed or distributed.

          (e) All of the Benefit Plans which are intended to be qualified plans within the meaning of Section 401 of the Code have received determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code.

          (f) Each of the Benefit Plans has been administered in all material respects in accordance with its terms except that in any case in which any Benefit Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet required to be amended to reflect such provision, it has been administered in accordance with such provision.

          (g) To the Company's knowledge, there are no (i) pending investigations by any governmental agency involving the Benefit Plans or (ii) threatened or pending Claims (except for Claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or Claims to benefits under any Benefit Plan which could give rise to any material liability.

          (h) Neither the Benefit Plans, the Stockholders, the Company, ALC nor any employee of the foregoing, nor, to the Company's knowledge, any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in any non-exempt "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which could subject any of the foregoing plans or persons to the tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

          (i) Neither the Company nor ALC has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA to any Multi-Employer Plan which liability has not been fully paid as of the date hereof, nor, to the Company's knowledge, has any such employer announced an intention to withdraw, but not yet completed such withdrawal, from any Multi-Employer Plan.

          (j) No payment which is or may be made by the Company or ALC, or from any Benefit Plan, to any employee, former employee, director or agent of the Company or ALC under the terms of any Benefit Plan, either alone or in conjunction with any other payment, will or could be characterized as an "excess parachute payment" under Section 280G of the Code.

          (k) There is no material pension, welfare, bonus, stock purchase, stock ownership, stock option, deferred compensation, incentive, severance, termination or other compensation plan or arrangement, or other material employee fringe benefit plan presently maintained by, or contributed to by the Company or ALC for the benefit of any employee of the ALC, which would be described in (a) above, but for the fact that such plans are maintained outside the jurisdiction of the United States.

          SECTION 3.11 PERMITS. To the Company's knowledge, all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (excluding all permits, licenses, approvals or authorizations required under applicable laws relating to the management of Hazardous Material) necessary for, and material to, the conduct of the business of the Company and ALC in the manner now conducted (the "MATERIAL PERMITS") have been duly obtained and are in full force and effect, and the Company and ALC are in compliance with the terms and conditions thereof. To the Company's knowledge, the consummation of the Merger will not require the reissuance of or reapplication for, nor result in any revocation, cancellation or suspension of, any Material Permits.

          SECTION 3.12 ENVIRONMENTAL MATTERS. Except as otherwise disclosed to Buyer in (i) that certain Phase I Environmental Site Assessment Update dated February 17, 1998 prepared by Dames & Moore or (ii) Schedule 3.12, to the Company's knowledge:

          (a) The Company is in material compliance with all Environmental Laws and has not received any written notice of violation issued pursuant to any Environmental Law.

          (b) Other than items used or generated in ALC's manufacturing process, office supplies and pesticides stored for customary and normal use there are no Hazardous Materials present on, in or under the real property owned or leased by the Company in the City of Commerce and the structures thereon (the "REAL PROPERTY").

          (c) The Company has not manufactured any Hazardous Material in violation of any Environmental Law.

          (d) There is no Release of any Hazardous Material existing on, beneath or from or in the surface or ground water associated with the Real Property.

          (e) All permits, licenses and other authorizations required by or issued pursuant to any Environmental Law for the ownership or holding operation of the Real Property by the Company have been obtained. The

Real Property is not subject to any use or development restrictions arising out of any Environmental Law.

          (f) There exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, Claim, proceeding, citation, directive, summons or investigation pending pursuant to any Environmental Law relating to any alleged violation of any Environmental Law with respect to the Real Property.

          (g) There are no above-ground or underground tanks located on the Real Property used or formerly used for the purpose of storing any Hazardous Material.

          (h) There are no asbestos-containing building materials on or in the Real Property except as determined by or for Buyer in the course of its due diligence investigations.

          (i) There is no PCB-containing equipment or PCB-containing material located on or in the Real Property.

          (j) There are no reports, data, surveys, maps, assessments or other documents in the possession or control of the Company about the environmental condition of the Real Property or the presence of Hazardous Materials on or under the Real Property which have not been delivered to Buyer.

          SECTION 3.13  TAXES.

          (a) Each of the Company and ALC and each affiliated group, within the meaning of Section 1504 of the Code, of which the Company or ALC is or has been a member, (i) has filed or caused to be filed or will file in a timely manner (within any applicable extension periods) all material, federal, foreign, state and local income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns, including information returns (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "TAXES"), (ii) has paid, or provided adequate accruals for, all material Taxes which became due during the periods covered by such returns and (iii) has paid all other Taxes for which a notice of assessment or demand for payment has been received. There are no proposed assessments of Tax against the Company or ALC or proposed adjustments to any tax returns filed, pending against the Company or a Subsidiary.

The accruals for Taxes reflected in the 1997 Balance Sheet are adequate to cover all liabilities for Taxes of the Company and its subsidiaries for all periods ending on or before the 1997 Balance Sheet Date.

          (b) To the knowledge of the Company, neither the IRS nor any other taxing authority is asserting or threatening to assert against the Company or ALC (nor against any other member of the affiliated group of which they are or were members) any material deficiency or Claim for additional Taxes. Neither the Company nor ALC has ever (i) filed any consent agreement under Section 341(f) of the Code, (ii) executed a waiver or consent extending any statute of limitation for federal income or other Tax liability which remains outstanding,
(iii) applied for a Tax ruling that has continuing effect, (iv) entered into a closing agreement with any taxing authority that has continuing effect or
(v) filed or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code or caused or been the subject of a deemed election under
Section 338(e) thereof.

          (c) True copies of (i) the United States federal consolidated income tax returns of the Company for each of the fiscal years ended December 31, 1995 and 1996 and (ii) state income and franchise tax returns of the Company for each of the fiscal years ended December 31, 1995 and 1996 have been made available for inspection to Buyer.

          SECTION 3.14 BROKERS' FEES. Except for a fee to Berenson Minella & Co. that is described in that certain letter from Berenson Minella & Co. to the Company dated July 24, 1997, as amended by that certain letter agreement dated November 6, 1997, and the transaction fees payable to BankAmerica Ventures and John C. Fosmire, no broker, finder or similar agent has been employed by or on behalf of the Company in connection with this Agreement or the transactions contemplated hereby, and the Company has not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          SECTION 3.15 LABOR MATTERS. Except as set forth in Schedule 3.15, the employees of the Company and ALC are not subject to any collective bargaining agreement, memorandum of understanding or other written document binding on the Company or ALC respecting terms and conditions of employment with respect to an identified group of employees. As to the collective bargaining agreements disclosed on Schedule 3.15, neither the Company nor ALC is in material default thereunder. There are no Claims, controversies, labor disturbances, investigations, proceedings or complaints pending or, to the Company's knowledge, threatened, by any governmental agency or any of the employees of the Company or ALC or any party or parties representing any of such employees against the Company or ALC before any court, arbitrator or other tribunal. To the Company's knowledge, (i) there are no organizational efforts presently being made or threatened by or on behalf of any labor union with respect to the employees of the Company or ALC nor (ii) have there been any such efforts in the last five (5) years. Neither the Company nor ALC has experienced a work stoppage, strike, lock-out or other labor disturbance within the past five (5) years, and there is no work stoppage, strike, lock-out or other labor disturbance presently occurring, or, to the knowledge of the Company, threatened. The Company and ALC have complied in all material respects with all legal requirements relating to their respective employees, the employment of labor, and the safety and health of employees, including without limitation, all legal requirements relating to occupational health and safety, discrimination, unemployment, wages, hours, the Family and Medical Leave Act, collective bargaining, and the collection and payment of withholding taxes and similar taxes in respect of the business of the Company and ALC, except to the extent that non-compliance with any such legal requirement would not have a Material Effect. Except as set forth in Schedule 3.15, there are no unfair labor practice charges, charges of discrimination, or other similar complaints pending against the Company or ALC involving employees now or previously employed by the Company and ALC.


          SECTION 3.16 LEASES. Schedule 3.16 lists all leases and subleases under which either the Company or ALC is lessor or lessee of any real property or personal property which involve aggregate payments to or by the Company or ALC during any twelve-month period in excess of $50,000 (herein, a "MATERIAL LEASE"). Each Material Lease is a valid and binding obligation of the Company or ALC, as the case may be, and is in full force and effect; the Company or ALC, as the case may be, has performed in all material respects all material obligations required to be performed by it to date under the Material Leases; neither the Company nor ALC is in material default under any

Material Lease; and no event has occurred that with the passage of time or the giving of notice (or both) would constitute a material default under any Material Lease.

          SECTION 3.17 TITLE TO ASSETS. Each of the Company and ALC has good and marketable title to, or valid leasehold interest in, all of its assets used by it, located on its premises or shown on the 1997 Balance Sheet or acquired since the 1997 Balance Sheet Date, free and clear of all Security Interests except as referred to in the Financial Statements and except such ordinary and customary imperfections of title, restrictions and encumbrances as do not materially detract from the value of such assets or materially impair the use made thereof by the Company or ALC, and except for assets disposed of since the 1997 Balance Sheet Date in the ordinary course of business.

          SECTION 3.18 INSURANCE. Schedule 3.18 lists all insurance policies currently in effect with respect to the Company or ALC, complete copies of which have been made available for inspection to Buyer. Such policies insure the Company and ALC and their respective properties and assets against such losses and risks, and in such amounts, as the Board or the management of the Company has determined in good faith to be necessary for the conduct of the business of the Company and ALC. There has been no material default by the Company or ALC with respect to any provision contained in any such policy. There have been no disputes or reservations made by the insurance carrier issuing any policy under which coverage is claimed by the Company or ALC.

          SECTION 3.19 PATENTS AND TRADEMARKS. Schedule 3.19 lists all patents, patent applications, trade names, trademarks and trademark applications registered in the name of the Company or ALC, or used by the Company or ALC in their respective businesses. To the Company's knowledge, each of the Company and ALC owns or possesses (or will own or possess at the Closing Date) adequate rights to use all patents, trade secrets, trade names, trademarks, inventions, processes, designs, formulas, know-how and other industrial and intellectual property rights and all machinery, apparatuses and methods necessary for the conduct of its business as presently conducted. To the Company's knowledge, no products manufactured or sold by the Company and ALC infringe the patent or proprietary rights of any other person, and the Company has not received written notification of any Claims or actions which have been asserted by any person regarding such infringement.

          SECTION 3.20 TITLE TO REAL PROPERTY. Schedule 3.20 includes a complete list of all real property and interests in real property owned in fee by the Company or ALC. The Company has or at Closing will have good and marketable fee title to all real property and interests in real property shown on Schedule 3.20 free and clear of all Security Interests, easements covenants, rights of way and other restrictions, except easements, covenants, rights of way or other restrictions which do not individually or in the aggregate materially detract from the value of such property or materially impair the uses of the property to which they relate in the business of the Company and ALC as presently conducted.

          SECTION 3.21 DISCLOSURE. No representation or warranty by the Company in this Agreement, and no exhibit, schedule, certificate or document or other writing furnished or to be furnished by the Company to Buyer at the Closing pursuant to the provisions hereof, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

          SECTION 3.22 RELATED PARTY TRANSACTIONS. Set forth on Schedule 3.22 is a list of all transactions (including, without limitation, debts, loans, advances, or other obligations, guarantees, indemnities, accounts and notes payable or receivable and service agreements) between the Company, ALC, any Stockholder, any Other Participant, or any current officer, director, employee, shareholder, or Affiliate of the Company, ALC or any Stockholder or any spouse, child, grandchild, ancestor or sibling of any such person (collectively, "RELATED PARTIES") which (i) were entered into and/or consummated after December 31, 1997, (ii) are or will be effective as of the date hereof or at Closing,
(iii) constitute a present or future liability or obligation of the Company or ALC to any Related Party, or (iv) constitute a present or future liability of any Related Party to the Company or ALC. No expenses of any Stockholder incurred in connection with the transactions contemplated hereby have been borne by the Company or ALC.

          SECTION 3.23 CUSTOMERS AND VENDORS. Schedule 3.23 is a correct and complete list of the twenty (20) largest customers and the ten (10) largest vendors of the Company and ALC during the twelve-month period ended December 31, 1997, with the amount of sales made to each such customer or payments made to each such vendor, as the case may be, during such period as reasonably ascertained from readily available information, such amounts being estimated in good faith as being within five percent (5%) of the actual sales made to such customer or payments made to such vendor, as the case may be. Except as set forth on
Schedule 3.23, the Company and ALC have no information indicating that any of such customers or vendors intends to cease doing business with the Company or ALC or materially alter the volume of business that it is presently conducting with the Company or ALC.


                                      ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to the Company and each Stockholder that:

          SECTION 4.01 ORGANIZATION, POWER AND AUTHORITY OF BUYER. Each of Buyer and Buyer Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado or Delaware, respectively, and has the corporate power and authority to own or lease and to operate its properties and to carry on its business as now being conducted. Each of Buyer and Buyer Sub is qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a material adverse effect on the business or operations of Buyer and Buyer Sub. Each of Buyer and Buyer Sub has previously delivered to the Company complete and correct copies of its respective Certificate of Incorporation and Bylaws.

          SECTION 4.02 ORGANIZATION, POWER AND AUTHORITY OF ACQUISITION. Acquisition shall be, upon formation pursuant to Section 2.13 of this Agreement, a wholly-owned subsidiary of Buyer Sub and shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to own or lease and to operate its properties and to carry on its business as then being conducted. Upon formation, Acquisition shall be qualified to transact business and is in good standing in each jurisdiction in which the nature of its business or location of its properties requires such qualification and in which the failure to so qualify would have a material adverse effect on the business or operations of Acquisition. When available Buyer and Buyer Sub shall deliver to the Company complete and correct copies of the Certificate of Incorporation and Bylaws of Acquisition.

          SECTION 4.03 AUTHORIZATION. Each of Buyer, Buyer Sub and Acquisition, respectively, has, or in the case of Acquisition shall have upon formation, the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by Buyer, Buyer Sub and Acquisition, respectively, of this Agreement, and the consummation of the transactions contemplated hereby, have been or, in the case of Acquisition, will be duly authorized by all necessary corporate action by Buyer, Buyer Sub and Acquisition, respectively. This Agreement, upon its execution and delivery by Buyer, Buyer Sub and Acquisition, respectively (assuming the due authorization, execution and delivery hereof by the Company), will constitute the legal, valid and binding obligation of Buyer, Buyer Sub and Acquisition, respectively, enforceable against Buyer, Buyer Sub, and Acquisition, respectively, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws relating to creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          SECTION 4.04 NO CONFLICT OR VIOLATION. Neither the execution and delivery of this Agreement by Buyer, Buyer Sub or Acquisition, respectively, nor the consummation of the transactions contemplated hereby, will (a) violate any provision of the Certificate of Incorporation or Bylaws of Buyer, Buyer Sub or Acquisition, (b) violate, conflict with or result in the breach or termination of, or otherwise give any other contracting party the right to terminate, or constitute a default under the terms of, any mortgage, bond, indenture or material agreement to which Buyer, Buyer Sub or Acquisition is a party or by which Buyer, Buyer Sub or Acquisition, respectively, or any of their respective properties or businesses may be bound or materially affected, (c) violate any judgment, order, injunction, decree or award of any court, administrative agency or governmental body against, or binding upon, Buyer, Buyer Sub or Acquisition, respectively, or upon their respective properties or businesses, or (d) constitute a violation by Buyer, Buyer Sub or Acquisition of any applicable law or regulation of any jurisdiction as such law or regulation relates to Buyer, Buyer Sub or Acquisition, respectively, or to their respective properties or businesses; EXCEPT, as to clauses (b), (c), and (d), where such violation, breach, default, termination or right of termination would not have a material adverse effect on Buyer's, Buyer Sub's or Acquisition's ability to consummate the transactions contemplated hereby and fulfill its obligations hereunder.

          SECTION 4.05 CONSENTS AND APPROVALS. No consent, approval, authorization, license, permit or other action by, or filing with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by Buyer, Buyer Sub and Acquisition, respectively, or the consummation by Buyer, Buyer Sub and Acquisition, respectively, of the transactions contemplated hereby, except for such consents, approvals, authorizations, licenses, permits, actions or filings as will have been obtained, taken or filed at or prior to the Closing.

          SECTION 4.06 BROKERS' FEES. No broker, finder or similar agent has been employed by or on behalf of Buyer, Buyer Sub or Acquisition in connection with this Agreement or the transactions contemplated hereby, and Buyer, Buyer Sub and Acquisition have not entered into any agreement or understanding of any kind with any person or entity for the payment of any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          SECTION 4.07 BUYER'S INVESTIGATION. Buyer has conducted inspections of the properties and financial and other records of the Company and ALC, and has engaged in other due diligence with respect to the Company and ALC and their business, financial affairs and operations. The Buyer has had the opportunity to ask questions of the Company, certain Stockholders, and certain employees and officers of the Company and ALC relating to their business, management and financial affairs, which questions were answered to Buyer's satisfaction, and to examine all books and records of the Company and ALC. Based on such inspections and inquiries, Buyer is not aware of any inaccuracies in or breaches of the Company's representations and warranties set forth in this Agreement.

          SECTION 4.08 FINANCING. Buyer has liquid funds on hand and/or has obtained firm commitments from lenders which, in the aggregate, are sufficient to enable Buyer to consummate the transactions contemplated by this Agreement.

                                      ARTICLE V

                            CONDITIONS TO THE OBLIGATIONS
                                    OF THE COMPANY

          The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of the Company to waive any such condition).

          SECTION 5.01 REPRESENTATIONS AND WARRANTIES TRUE. All of the material representations and warranties of Buyer, Buyer Sub and Acquisition contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

          SECTION 5.02 COVENANTS AND AGREEMENTS PERFORMED. Buyer, Buyer Sub and Acquisition shall have performed or complied with in all material respects or delivered all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with or delivered by Buyer, Buyer Sub and Acquisition, respectively, prior to or on the Closing Date.

          SECTION 5.03 NO ACTIONS, SUITS OR PROCEEDINGS. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the Merger shall be in effect.

          SECTION 5.04 OFFICERS' CERTIFICATE. The Company shall have been furnished with a certificate executed on behalf of each of Buyer and Buyer Sub by its Chairman or President, dated the Closing Date, representing and certifying (a) that the conditions set forth in Sections 5.01, 5.02 and 5.03 of this Article V have been fulfilled at or prior to the Closing Date, and (b) that Buyer, Buyer Sub and Acquisition, respectively, are not in material default under any provision of this Agreement.


          SECTION 5.05 HSR ACT FILINGS. Any person required in connection with the transactions contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          SECTION 5.06 EXISTING AGREEMENTS. The Company and the Stockholders shall have terminated the Existing Stockholder Agreements in a manner satisfactory to the Majority Stockholders.

          SECTION 5.07 REQUIRED CONSENTS. All authorizations, consents, waivers or approvals from or by third parties required for the transactions contemplated hereby shall have been obtained.

          SECTION 5.08 OPINION. The Company shall have received from Rothgerber Johnson & Lyons LLP, counsel to Buyer, an opinion letter dated as of the Closing Date in substantially the form attached as EXHIBIT C hereto.

          SECTION 5.09 CERTIFICATE. Buyer shall deliver a certificate, signed on behalf of Buyer by its Chairman or President, to the Stockholders certifying that as of the Closing, after giving effect to Buyer's payment of the Merger Consideration in accordance with this Agreement, and based in part on the accuracy of the Company's representations set forth in Article III hereof, neither the Company nor ALC:

          (a) is insolvent or became insolvent as a result of the transactions contemplated hereby;

          (b) intends to incur, or believes that it would incur, debts that would be beyond its ability to pay such debts as such debts matured; or

          (c) was engaged in a business or a transaction, or was about to engage in a business or a transaction, for which the property remaining with it was unreasonably small in relation to such business or transaction.

          SECTION 5.10 PROCEEDINGS AND DOCUMENTS. All certificates, opinions, agreements, instruments and documents mentioned herein or incident to the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Company, the Stockholders and to Paul, Hastings, Janofsky & Walker LLP.

          SECTION 5.11 ESCROW AGREEMENT. Buyer, the Company, the Representatives and the Escrow Agent shall have executed and delivered to one another the Escrow Agreement substantially in the form of EXHIBIT D attached hereto.


                                      ARTICLE VI

                CONDITIONS TO THE OBLIGATIONS OF BUYER AND ACQUISITION

          The obligations of Buyer, Buyer Sub and Acquisition to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions (subject to the right of Buyer, Buyer Sub and Acquisition to waive any such condition):

          SECTION 6.01 REPRESENTATIONS AND WARRANTIES TRUE. All of the material representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that the breach thereof could not reasonably be expected to have a Material Effect.

          SECTION 6.02 COVENANTS AND AGREEMENTS PERFORMED. The Company shall have performed or complied with in all material respects or delivered all covenants, agreements, conditions or documents required by this Agreement to be performed, complied with or delivered by the Company prior to or on the Closing Date.

          SECTION 6.03 NO ACTIONS SUITS OR PROCEEDINGS. No action, suit or proceeding before any court or governmental body shall have been instituted (and be pending) by any governmental authority to restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby. No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction preventing consummation of the Merger shall be in effect.

          SECTION 6.04 COMPANY CERTIFICATE. Buyer shall have been furnished with a certificate executed on behalf of the Company by the President or any Vice President of the Company, dated the Closing Date, representing and certifying (a) that the conditions set forth in Sections 6.01, 6.02 and 6.03 of this Article VI have been fulfilled at or prior to the Closing Date, and (b) that the Company is not in material default under any provision of this Agreement.

          SECTION 6.05 HSR ACT FILINGS. Any person required in connection with the transaction contemplated hereby to file a notification and report form in compliance with the HSR Act shall have filed such form and the applicable waiting period with respect to each such form (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          SECTION 6.06 CONSENTS. All authorizations, consents, waivers and approvals by or from third parties set forth on Schedule 6.06 shall have been obtained.

          SECTION 6.07 OPINION. Buyer shall have received from Paul, Hastings, Janofsky & Walker LLP, counsel to the Company, an opinion letter dated as of the Closing Date in substantially the form attached as EXHIBIT F hereto.

          SECTION 6.08 NO MATERIAL CHANGE. No act, event or condition shall have occurred after the date hereof which has or could reasonably be expected to have a Material Effect.

          SECTION 6.09 APPRAISAL RIGHTS. Appraisal rights shall not have been demanded under Section 262 of the Delaware Law in respect of the Merger by persons holding in the aggregate more than 5% of the Common Stock outstanding and entitled to exercise appraisal rights.

          SECTION 6.10 ESCROW AGREEMENT. Buyer, the Company, the Representatives and the Escrow Agent shall have executed and delivered to one another the Escrow Agreement.

          SECTION 6.11 NON-COMPETITION AGREEMENT. John C. Fosmire shall have entered into a Non-Competition Agreement among Acquisition, Buyer and ALC substantially in the form of EXHIBIT E attached hereto.

                                     ARTICLE VII

                                      COVENANTS

          Buyer, Buyer Sub, Acquisition and the Company (subject to the terms and limitations described in Section 9.01 hereof) hereby covenant and agree as follows:

          SECTION 7.01 INSPECTION. Until the Closing, the Company shall give the officers, employees and representatives of Buyer reasonable access, during normal business hours and upon reasonable notice, to the assets, personnel, properties, books, records, agreements and commitments of the Company and ALC and the Company shall furnish to Buyer during such period with all such information relating to the Company and ALC as Buyer may reasonably request; PROVIDED, however, that such access does not disrupt the normal operations of the Company or ALC.

          SECTION 7.02 CONFIDENTIALITY. That certain Confidentiality Agreement dated December 29, 1997 and entered into by Buyer and the Company shall survive the execution and delivery of this Agreement.

          SECTION 7.03 CONDUCT OF BUSINESS. Until the Closing, the Company and ALC shall conduct their respective businesses in the ordinary course and, without limiting the generality of the foregoing, except (a) pursuant to agreements entered into prior to the date hereof and disclosed to Buyer, (b) as consented to by Buyer,(c) as expressly contemplated by this Agreement or (d) as set forth in any schedule to this Agreement, neither the Company nor ALC shall, prior to the Closing, take any one or more of the following actions:

          (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of its capital stock, or grant or issue, or agree to grant or issue, any options, warrants or other rights calling for the issue thereof;

          (ii) except for sales of inventory in the ordinary course of business, sell, pledge, dispose of or encumber any of its assets with a value exceeding $100,000 in the aggregate;

         (iii) make or permit to be made any material amendment or termination of any contract or agreement material to the conduct of its business, or willfully surrender or forfeit any license or other qualification or right material to the conduct of its business;

         (iv) enter into or amend any employment agreement, enter into or amend any agreement with any labor union or association representing any employee, enter into or amend any Benefit Plan, or, except in the ordinary course of business and consistent with past practices, make any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers, directors, employees, consultants or agents, or any accrual for or commitment or agreement to make or pay the same;

          (v) except in the ordinary course of business, expressly incur or guarantee or willfully become liable for any Indebtedness;

         (vi) except for inventory or equipment acquired in the ordinary course of business and except for capital expenditures or commitments not exceeding $100,000 in the aggregate, acquire or agree to acquire any capital assets or the capital stock or business of any other person or entity;

        (vii) except in the ordinary course of business, enter into any other material contract or other agreement or other material transaction;

       (viii) split, combine or reclassify any of its outstanding capital stock or declare, set aside or pay any dividend or make any other distribution with respect to its capital stock, whether payable in cash, stock or property, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of its capital stock or any securities convertible into exchangeable to its capital stock;

         (ix) amend its Restated Articles of Incorporation or Certificate of Incorporation, as the case may be, or Bylaws;

          (x) make any material change, from past practice, in billing, shipping or collection practices or levels of accounts receivable, inventory, accounts payable and accrued liabilities;

         (xi) except as required by regulation or GAAP, maintain its books of account other than in the usual, regular and ordinary manner in accordance with GAAP, make any material change in any of their books, accounting methods or practices, or reclassify any material assets or liabilities;

        (xii) invest in certificates of deposit in any one bank if such investment in the aggregate exceeds $100,000 at any time; or

       (xiii) take any action that would reasonably be expected to result in any of the Company's representations or warranties in this Agreement being untrue or incorrect in any material respect.

          SECTION 7.04 PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party hereto without the advance consent of the other parties hereto (it being understood that the Representatives may consent to the issue of a press release on behalf of all Stockholders), except as such release or announcement may be required by law, in which case the party making the release or announcement shall show such release or announcement as soon in advance as is possible to the other parties hereto.

          SECTION 7.05 EXPENSES OF SALE. Except as otherwise specifically provided herein, the Company, ALC and the Stockholders on the one hand, and Buyer, Buyer Sub and Acquisition, on the other hand, shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including, without limitation, all legal fees and fees of any brokers, finders or similar agents. All material Transaction Expenses shall be accrued prior to the Closing Date in accordance with GAAP.

          SECTION 7.06 INSURANCE. The Company and ALC, as applicable, shall maintain the insurance policies described in Section 3.18 hereof in full force and effect through the Closing.

          SECTION 7.07 CONSENTS. The Company shall use its reasonable best efforts, and Buyer shall cooperate in all reasonable respects with the Company, to obtain all authorizations, consents, waivers or approvals from or by third parties (including, to the extent applicable, parties to certain of the Material Agreements and Material Leases) required to perform their obligations hereunder and consummate the transactions contemplated hereby.


          SECTION 7.08 FEDERAL INCOME TAX RETURNS. Buyer and the Company hereby agree that for federal income tax purposes, the Merger shall occur as of the close of business on the Closing Date and that all transactions of the Company and its subsidiaries occurring (a) prior to but not after the close of business on the Closing Date shall be reflected in the consolidated federal income tax returns including the Company and its subsidiaries and (b) after the close of business on the Closing Date shall be reflected in the consolidated federal income tax returns including Buyer and its subsidiaries.

          SECTION 7.09 NOTICE BY THE COMPANY. The Company and ALC shall, as promptly as practicable, give notice to Buyer upon obtaining knowledge of the occurrence of any event which would cause any of the representations and warranties of the Company to become untrue in any material respect, result in the failure of the Company or ALC to comply with any of its covenants or agreements hereunder, or result in the failure to satisfy any of the conditions to Buyer's obligations hereunder and will cooperate with Buyer in attempting promptly to remedy the same.


                                     ARTICLE VIII

                                     TERMINATION

          SECTION 8.01 TERMINATION. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date (a) by mutual written consent of Buyer and the Company, (b) by either the Buyer or the Company, if the Closing does not occur on or before June 30, 1998 (or such later date as Buyer and the Company may agree upon), (c) by Buyer if there has been a material misrepresentation by the Company in this Agreement, a material breach by the Company of any of its warranties or covenants in this Agreement, or if any of the conditions specified in Article VI hereof shall not have been fulfilled by the time required and shall not have been waived by Buyer or (d) by the Company if there has been a material misrepresentation by Buyer, Buyer Sub or Acquisition in this Agreement, a material breach by Buyer, Buyer Sub or Acquisition of any of its warranties or covenants in this Agreement, or if any of the conditions specified in Article V hereof shall not have been fulfilled by the time required and shall not have been waived by the Stockholders; PROVIDED that in the case of a termination under the preceding clause (b), (c) or (d), the party or parties terminating this Agreement and such transactions shall at the time of such termination not be in material breach of any of their respective obligations under this Agreement. A termination under clause (b),
(c) or (d) of the immediately preceding sentence shall be effective when a notice of termination is deemed to have been given pursuant to Section 10.02 hereof by the party or parties giving such notice to the other party or parties to whom such notice is directed.

          SECTION 8.02 EFFECTS OF TERMINATION. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for
Section 7.04 hereof relating to publicity, Section 7.05 hereof relating to expenses and Article IX relating to indemnification; PROVIDED that nothing in this Article VII shall relieve any party of liability if the failure to consummate the transactions contemplated hereby is due to an intentional action or inaction by such party which such party knew or reasonably should have known would cause the Closing hereunder not to occur on or prior to June 30, 1998.


                                      ARTICLE IX

                 SURVIVAL; BUYER DAMAGES; LIMITATIONS ON LIABILITY;
                                 AND INDEMNIFICATION

          SECTION 9.01  SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
COVENANTS.

          (a) All representations, warranties and covenants made by the parties hereto in this Agreement, in any Schedule or in any document or certificate delivered pursuant hereto, shall survive the Closing and shall terminate at 12:01 AM Pacific time on the third anniversary of the Effective Time; PROVIDED, HOWEVER, that there shall be no termination of any such representation, warranty or covenant as to which a claim has been asserted in writing prior to the termination of the survival period for such representation, warranty or covenant. All such representations, warranties and covenants shall be unaffected by any investigation made by or on behalf of any party hereto, or by knowledge obtained as a result thereof or otherwise.

          (b) No claim may be asserted or action may be brought or proceeding commenced with respect to any representation, warranty or covenant in this Agreement or in any document or certificate delivered pursuant hereto, unless written notice thereof, setting forth in reasonable detail the claimed misrepresentation or breach of warranty or covenant, shall have been delivered as provided in

Section 10.02 hereof to the party or parties against whom liability for the alleged misrepresentation or breach of warranty or covenant is charged (which, in the case of any claim by Buyer for Buyer Damages, shall be delivered to the Representatives and the Stockholders) on or before 12:01 AM Pacific time on the third anniversary of the Effective Time.

          (c) Only those covenants and agreements that contemplate, implicitly or explicitly, or may involve action to be taken or obligations in effect after the Closing shall survive the Closing in accordance with their terms, and no other covenants or agreements contained in this Agreement or any document or instrument to be delivered pursuant hereto shall survive the Closing.

          SECTION 9.02   BUYER DAMAGES.

          (a) The parties agree that only the following Damages (collectively, sometimes referred to as "BUYER DAMAGES"), subject to Sections 9.01 and 9.03, will be taken into account in arriving at the Adjusted Purchase Price as contemplated by Section 2.07(a) and in determining whether Buyer is entitled under Section 9.02(b) to be paid any amount out of the amounts available in the escrow account established under the Escrow Agreement (the "ESCROW ACCOUNT"):

               (i) any and all liabilities, obligations, losses, damages, diminutions of value, Claims, liens and deficiencies of any kind or nature which exist, or which are imposed on, incurred by or asserted against any Buyer Indemnified Party, based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation, warranty, statement, certification, agreement or covenant made by the Company or ALC in this Agreement, any related documents, any Schedule hereto or thereto, or in any other written document or certificate delivered by or on behalf of the Company, ALC or the Stockholders;

               (ii) any and all liabilities, obligations, losses, damages, diminutions of value, liens and deficiencies of any kind or nature which exist, or which are imposed on, incurred by or asserted against any Buyer Indemnified Party, based upon, resulting from or arising out of, any Claim brought by any third party against any Buyer Indemnified Party based upon, resulting from, arising out of or concerning any event occurring, or fact or circumstance existing, prior to the Closing Date and related to (A) the transactions contemplated herein, (B) the Company or (C) ALC;

              (iii) any and all liabilities or obligations for Taxes for periods through the Closing Date, for which either the Company or ALC is liable, to the extent that (A) such Taxes are not reflected on the 1997 Balance Sheet and did not arise in the ordinary course of business after the date thereof, (B) such Taxes should have been but were not reflected in any return filed by the Company or ALC prior to the Closing Date, (C) such Taxes were required to be paid by the Company or ALC prior to the Closing Date and were not so paid or (D) such Taxes result from the failure by the Company or ALC prior to the Closing Date to comply with any legal requirements relating to information reporting or withholding and payment over of Taxes with respect to payments made to third parties;

               (iv) any and all liabilities, obligations, losses, damages, diminutions of value, Claims, liens and deficiencies of any kind or nature which exist, or which are imposed on, incurred by or asserted against any Buyer Indemnified Party, based upon, resulting from or arising out of, the presence of Hazardous Materials in, under or on the Real Property;

               (v) all amounts due with respect to Dissenters' Shares; and

               (vi) any cost or expenses (including, without limitation, settlement costs and reasonable attorneys', accountants' and experts' fees and court costs) incurred by the Buyer Indemnified Parties in connection with any of the foregoing (including, without limitation, any reasonable cost or expense incurred by the Buyer Indemnified Parties in enforcing their rights pursuant to this Section 9.02); PROVIDED, HOWEVER, that the foregoing shall only constitute Buyer Damages if and to the extent that in the aggregate they exceed (A) all reserves recorded on the books and records of the Company or ALC as of the Closing Date, which reserves shall be fungible and shall apply to any category of the foregoing with respect to the Company or ALC and (B) any proceeds from insurance or other co-payments by third parties which are related directly to the indemnified matter.

          (b) For purposes of this Agreement, "BUYER INDEMNIFIED PARTY" includes (i) Buyer, (ii) each of the Surviving Corporation and ALC, (iii) each Affiliate of

Buyer, the Surviving Corporation or ALC and (iv) each officer, director, employee, agent, consultant, stockholder or representative of any person or entity referred to in the preceding clauses (i), (ii), and (iii) and their respective heirs, successors and assigns.

          (c) For purposes of this Agreement, an "AFFILIATE" of any party means any other person or entity that controls, is controlled by or under common control with, either directly or indirectly through one or more other persons or entities, that party. For purposes of this provision, "control" shall mean ownership of fifty percent (50%) or more of the ordinary voting stock of such party, person or entity. Neither BankAmerica Ventures nor BankAmerica Capital Corporation, nor any of the their respective Affiliates, shall be deemed to be Affiliates of the Company or ALC.

          (d) Claims for indemnification under Section 9.02(a) above may be made regardless of whether or not the matter giving rise to such claim would constitute a breach of representation or warranty made in this Agreement, any related documents, any schedule hereto or thereto, or in any other written document or certificate delivered by or on behalf of the Company, ALC or the Stockholders. No Buyer Indemnified Party shall be required to make any Claim or demand against any other person or entity prior to the making of any Claim or demand for indemnification hereunder.

          (e) Subject to Sections 9.01 and 9.03, Buyer shall be entitled to be paid the amount of all Buyer Damages out of the amounts available in the Escrow Account (as such amounts may be adjusted from time to time in accordance with the terms of the Escrow Agreement).

          SECTION 9.03   LIMITATIONS ON LIABILITY.

          (a) Notwithstanding any provision in this Agreement to the contrary, the provisions of this Article IX shall constitute the sole and exclusive remedy of and means by which any Indemnified Party (including, without limitation, any Buyer Indemnified Party) after the Closing may obtain recompense for Damages (including, without limitation, Buyer Damages) arising out of, resulting from or incurred in connection with this Agreement, including, without limitation, any inaccuracy and/or breach of any representation or warranty contained in this Agreement or any other agreement or instrument, the failure to perform any covenant or agreement under this Agreement or any other agreement or instrument, or any other act or omission by any party hereto. Any other rights to be indemnified or held harmless or to be paid or be compensated for Damages (including, without limitation, Buyer Damages) to which any Indemnified Party (including, without limitation, any Buyer Indemnified Party) might otherwise be entitled after the Closing, whether now existing or hereafter arising and under any legal theory, are hereby waived to the maximum extent permitted by applicable law.

          (b) Notwithstanding any provision in this Agreement (or any other agreement relating to the transactions contemplated hereby) to the contrary, no Stockholder, officer, director, employee, agent or representative of the Company or ALC shall have any liability or obligation whatsoever to indemnify or hold harmless or compensate any Buyer Indemnified Party in respect of any Buyer Damages or otherwise. Any and all entitlement of any Buyer Indemnified Party to be compensated for Buyer Damages shall be satisfied exclusively out of the Escrow Account as provided in Section 9.02 hereof. In no event shall any Stockholder or any other Person be required to pay any additional amounts into the Escrow Account or to any Buyer Indemnified Party hereunder or otherwise.

          (c) Buyer shall not be entitled to have Buyer Damages taken into account in arriving at the Adjusted Purchase Price, as contemplated in Section 2.07(a) hereof, or to recover any amount out of the Escrow Account, as contemplated in Section 9.02(e) hereof, unless and until the total Buyer Damages shall equal in the aggregate ONE HUNDRED THOUSAND DOLLARS ($100,000) (the "INITIAL AMOUNT"), all of which Initial Amount will be solely Buyer's responsibility and for Buyer's account and will remain so even if Buyer Damages exceed ONE HUNDRED THOUSAND DOLLARS ($100,000); PROVIDED, HOWEVER, that amounts due with respect to Dissenters' Shares in excess of the amount that would otherwise be payable under this Agreement and Buyer Damages based upon, resulting from or arising out of any knowing and intentional breach by the Company or ALC of any representation, warranty, statement, certification, agreement or covenant made by the Company or ALC in this Agreement or any document delivered by or on behalf of the Company, ALC or the Stockholders pursuant hereto shall not be subject to the Initial Amount.

          (d) Buyer shall not be entitled to have Buyer Damages taken into account in arriving at the Adjusted Purchase Price or to receive amounts from the Escrow

Account, unless a Buyer Claim Notice (as defined in the Escrow Agreement) shall have been delivered to the Representatives, the Stockholders and the Escrow Agent as provided in the Escrow Agreement on or before the dates specified in the Escrow Agreement, and, to the extent necessary, a proceeding for arbitration shall have been commenced with respect thereto pursuant to the Escrow Agreement after the date of such notice.

          (e) The Stockholders (or any of them) shall not be entitled to assert a claim for indemnification against Buyer hereunder unless written notice thereof, setting forth in reasonably sufficient detail the events or circumstances which are the basis for and the amount of the claim shall have been delivered to Buyer as provided herein on or before the dates specified herein.

          (f) Subject to the last sentence of this Section 9.03(f), notwithstanding any provision in this Agreement to the contrary, in determining the amount of Buyer Damages or the amount of Damages for which a Seller Indemnified Party may seek indemnification hereunder, there shall be subtracted an amount equal to: (i) the present value of any tax benefit (federal, state, local or foreign) realized, or reasonably expected to be realized, by the Indemnified Party (or Buyer, to the extent that it is entitled to have Buyer Damages taken into account in arriving at the Adjusted Purchase Price and to receive amounts from the Escrow Account) by reason of such claim, MINUS (ii) the present value of any tax detriment (federal, state, local or foreign) incurred, or reasonably expected to be incurred, by the Indemnified Party (or Buyer) as a consequence of the receipt of a payment pursuant to the Escrow Agreement. For purposes of this Section 9.03(f), "present value" shall be calculated using the applicable annual federal mid-term rate, as that term is defined in the Code, in effect for the month in which the calculation is made. The preceding sentences of this Section 9.03(f) shall not apply to any claim by Seller Indemnified Parties that Buyer has failed to pay the Merger Consideration as required by this Agreement.

          SECTION 9.04 INDEMNIFICATION BY BUYER.

          (a) Subject to Sections 9.01 and 9.03 hereof, from and after the Closing Date, Buyer (which shall include for this purpose the Surviving Corporation, ALC and its direct and indirect subsidiaries) hereby covenants and agrees to indemnify and hold harmless each Stockholder, its parents, subsidiaries and Affiliates, and each of its or their directors, officers, employees, agents, consultants and representatives, and each of the heirs, executors, successors and assigns (individually a "SELLER INDEMNIFIED PARTY" and collectively, "SELLER INDEMNIFIED PARTIES") of any of the foregoing, from and against any Damages arising out of or resulting from any one or more of (i) any inaccuracy in any representation or warranty made by Buyer, Buyer Sub or Acquisition in this Agreement or in any writing delivered at the Closing to the Company or the Stockholders by Buyer, Buyer Sub or Acquisition pursuant to this Agreement, provided that such Stockholder did not have knowledge of such inaccuracy as of the Closing Date, (ii) the failure of Buyer, Buyer Sub or Acquisition to fully perform or observe any covenant, agreement or provision to be performed or observed by it pursuant to this Agreement, (iii) the failure of the Company or ALC to fully perform or discharge after the Closing any of the contracts, arrangements, agreements, obligations or commitments of the Company or ALC which (A) arose or were incurred prior to the Closing and (B) if required to be specifically disclosed to Buyer pursuant to this Agreement, were so disclosed by the Company, (iv) any actual or threatened action, suit, arbitration, inquiry, proceeding, or investigation by or before any court or governmental or other regulatory or administrative agency or commission relating to a claim that any of the transactions contemplated by this Agreement violated any fraudulent transfer or fraudulent conveyance or similar statute, law, rule or regulation of any jurisdiction, and (v) the operations of Buyer, Buyer Sub, the Surviving Corporation or ALC from and after the Effective Time.

          (b) No Seller Indemnified Party shall be entitled to assert a claim for indemnification against Buyer hereunder, unless written notice thereof, setting forth in reasonably sufficient detail the events or circumstances which are the basis for and the amount of the claim shall have been delivered to Buyer as provided in Section 10.02 hereof on or before 12:01 AM Pacific time on the third anniversary of the Effective Time; PROVIDED, that there shall be no time limit on the delivery of a notice of a claim that Buyer has failed to perform its obligations under Article II, IX or X hereof or under the Escrow Agreement.


          (c) Without limiting the effect of any other limitations set forth herein, and notwithstanding any inaccuracy or inaccuracies in any representation or warranty made herein, and except with respect to Damages resulting from or arising out of any knowing and intentional breach by Buyer or Buyer Sub of any representation, warranty, statement, certification, agreement or covenant made by Buyer or Buyer Sub in this Agreement or any document delivered by or on behalf of Buyer or Buyer Sub pursuant hereto or for any amounts payable pursuant to this Section 9.04, each of Buyer and Buyer Sub shall not be liable to the Seller Indemnified Parties unless and until the aggregate amount of Seller Indemnified Obligations exceeds ONE HUNDRED THOUSAND DOLLARS ($100,000), and in no event shall Buyer's and Buyer Sub's obligations under this Section 9.04 exceed THREE MILLION DOLLARS ($3,000,000).

          SECTION 9.05   THIRD PARTY CLAIMS.

          (a) If Buyer or any Seller Indemnified Party (in either case, an "INDEMNIFIED PARTY") receives notice of the assertion by any third party of any claim or of the commencement by any such third party of any action or proceeding (any such claim, action or proceeding being referred to herein as an "INDEMNIFIABLE CLAIM") with respect to which another party hereto (an "INDEMNIFYING PARTY") is or may be obligated to provide indemnification (in the case of Buyer) or as to which Buyer may assert that such Indemnifiable Claim constitutes Buyer Damages, the Indemnified Party shall promptly notify the Indemnifying Party (which, in the case of a Indemnifiable Claim that Buyer asserts constitutes Buyer Damages, shall mean for this limited purpose the Representatives) in writing (the "CLAIM NOTICE") of the Indemnifiable Claim in reasonable detail; PROVIDED, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any Damages resulted or were caused by such failure. The Indemnified Party shall, as promptly as possible but not later than five (5) business days after the Indemnified Party's receipt thereof, deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party with respect to such Indemnifiable Claim.

          (b) The Indemnifying Party shall have thirty (30) days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; PROVIDED, that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), so long as the fees and expenses of such counsel are not borne by the Indemnifying Party, and (ii) the Indemnifying Party shall not settle any claim without the Indemnified Party's consent (which consent shall not be unreasonably withheld), except that if consent is withheld on the basis of the amount of the proposed settlement, the Indemnifying Party shall not be responsible for, and the Indemnified Party shall be deemed to have assumed and agreed to pay, any Damages related to the Indemnifiable Claim that exceed the amount of such proposed settlement. So long as the Indemnifying Party is reasonably contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the prior written consent of the Indemnifying Party. Notwithstanding the immediately preceding sentence, the Indemnified Party may pay or settle such Indemnifiable Claim without the prior written consent of the Indemnifying Party; PROVIDED, that in such event the Indemnified Party shall waive any right to indemnity therefor by the Indemnifying Party and no amount paid in connection therewith by the Indemnified Party shall be counted in calculating the Initial Amount allocation threshold. An Indemnifying Party may assume the defense of any claim under a reservation of rights.

          (c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; PROVIDED, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

          (d) The Indemnifying Party shall not, except with the prior consent of the Indemnified Party, enter into any settlement of any Indemnifiable Claim that does not include as an unconditional term thereof the giving by the person or persons asserting the Indemnifiable Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Indemnifiable Claim.


          (e) The parties agree that the characterization of the Representatives as "Indemnifying Parties" is for reference purposes only and that anything herein to the contrary notwithstanding, no Representative shall have any obligation to indemnify Buyer (or any other Buyer Indemnified Party) in respect of any Buyer Damages or any other sum.

          SECTION 9.06 INSURANCE COVERAGE. The amount of any Damages, liability or obligation for all purposes of this Agreement shall be net of any amount recoverable by the indemnified party or parties under any policies of insurance.


                                      ARTICLE X

                                    MISCELLANEOUS

          SECTION 10.01 ASSIGNMENT; SUCCESSORS AND ASSIGNS; THIRD PARTIES. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto and of the Majority Stockholders; PROVIDED, that, without such consent, Buyer may collaterally assign its rights hereunder to the lending institutions providing financing for the transactions contemplated hereby, so long as Buyer provides notice to the Company of such assignment.
This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and the Stockholders and the Representatives and their respective successors and permitted assigns. Subject to the immediately preceding sentence, this Agreement is not intended to benefit, and shall not run to the benefit of or be enforceable by, any other person or entity other than the parties hereto and their permitted successors and assigns.

          SECTION 10.02 NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service, and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) as follows:

          If to the Company, addressed to:

               Anderson Lithograph Holding Corp.
               3217 South Garfield Avenue
               City of Commerce, California 90040
               Attention: John C. Fosmire

               Telecopier: (213) 722-0508

          with a copy to:

               Paul, Hastings, Janofsky & Walker LLP
               555 South Flower Street
               Twenty-Third Floor
               Los Angeles, California 90071
               Attention:  Alan J. Barton, Esq.

               Telecopier: (213) 627-0705

          If to Buyer, Buyer Sub or Acquisition, addressed to:

               Mail-Well, Inc.
               23 Inverness Way East
               Englewood, Colorado 80112
               Attention: Roger Wertheimer, Vice President,
                          General Counsel

               Telecopier: (303) 768-7380

          with a copy to:

               Rothgerber Johnson & Lyons LLP
               Suite 3000
               One Tabor Center
               1200 Seventeenth Street
               Denver, Colorado 80202-5839
               Attention: Herbert H. Davis III, Esq.

               Telecopier: (303) 623-9222

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 10.02 by any of the parties hereto to each of the other parties hereto.

          SECTION 10.03 WAIVER; REMEDIES. Except as expressly provided herein, no delay on the part of any of Buyer, Buyer Sub or Acquisition, on the one hand, or the

Company, on the other, in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of Buyer, Buyer Sub or Acquisition or the Company of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

          SECTION 10.04 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements or understandings of the parties relating thereto. There are no representations, warranties, agreements or undertakings of any party hereto with respect to the transactions contemplated by this Agreement other than those set forth in this Agreement or in the documents delivered at the Closing.

          SECTION 10.05 AMENDMENTS; WAIVERS; CONTROL BY MAJORITY. This Agreement may be modified or amended only by a written agreement signed by Buyer, Buyer Sub, the Company and, to the extent executed thereby, Acquisition. Provisions hereof may be waived, and other actions permitted hereunder or contemplated hereby may be taken, in the case of Buyer, by an instrument signed by Buyer, and in the case of the Company, by an instrument signed by the Company.

          SECTION 10.06 BEST EFFORTS. Buyer, Buyer Sub, Acquisition and the Company shall use their reasonable best efforts to consummate the transactions contemplated by this Agreement.

          SECTION 10.07 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

          SECTION 10.08 EFFECTIVENESS OF EXECUTION. Upon execution by Buyer, Buyer Sub and the Company, this Agreement shall be valid, effective and enforceable as of the date first above written, notwithstanding the fact that this Agreement has not yet been executed by Acquisition.

          SECTION 10.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed entirely within such State.

          SECTION 10.10  ARBITRATION.

          (a) Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Agreement or the subject matter hereof, including any issues and matters arising under the federal and state securities laws and questions concerning the scope and applicability of this Section 10.09, but excluding matters in this Agreement expressly calling for determination of the Adjusted Purchase Price pursuant to subsections (b) through (e) of Section 2.07 hereof, shall be finally settled by arbitration held in Los Angeles, California, in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall be required to apply the substantive law of California except to the extent that the matter would be governed by the Delaware Law and shall have the right and authority to determine how his decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement, their respective affiliates and the Stockholders, and there shall be no appeal therefrom other than from gross negligence or willful misconduct.

          (b) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Los Angeles court and in connection with such action to compel the laws of the State of California to control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

          (c) Notwithstanding the foregoing in this Section 10.09, however, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought by any party hereto.

          SECTION 10.11 EXHIBITS AND SCHEDULES. All Exhibits annexed hereto, and all Schedules referred to herein, are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          SECTION 10.12 CAPTIONS. All section titles or captions contained in this Agreement, in any Exhibits annexed hereto or in any Schedule referred to herein, and the table of contents to this Agreement are for convenience only, shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement. All references herein to numbered sections are to sections of this Agreement.

                    SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER



          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                        MAIL-WELL, INC.


                                        By:_________________________

                                           Its:_____________________



                                        MAIL-WELL I CORPORATION


                                        By:_________________________

                                           Its:_____________________


                                        ANDERSON LITHOGRAPH HOLDING CORP.


                                        By:_________________________

                                           Its:_____________________


                                        AND, UPON FORMATION PURSUANT TO
                                        SECTION 2.13 OF THIS AGREEMENT


                                        _____________________________
                                        "ACQUISITION"


                                        By:_________________________

                                           Its:_____________________

                                           Date:____________________

                                      EXHIBIT A


                           SHARES HELD BY THE STOCKHOLDERS


                                                    Number and Class
Stockholder and Address                        of Stockholder Shares Owned
-----------------------                        ---------------------------

                                          Voting               Non-Voting
                                          Common                 Common
                                          Stock                  Stock
                                         ---------             ---------
Gene Parana*                             244,778.4               -0-
30234 Ave. De Calma
Palos Verdes, CA 90274

Arlyn Stanford*                          244,778.4               -0-
531 Elinor Drive
Fullerton, CA 92635

John Fosmire*                            244,778.4               -0-
6232 Oakbrook Cir.
Huntington Beach, CA 92648

Kenneth Campbell*                        214,286.0               -0-
1 Tirremia Drive
Laguna Nigel, CA 92677

Garry Pearson*                            81,515.4               -0-
9671 Hidden Valley Place
Beverly Hills, CA 90210

Fred Salazar*                             81,515.4               -0-
2645 Wakefield Dr.
Belmont, CA 94002

BankAmerica Ventures                     827,124.0               -0-
950 Tower Lane, #700
Foster City, CA 94404

BankAmerica Capital                          -0-             102,041.0
Corporation
950 Tower Lane, #700
Foster City, CA 94404

TOTAL                                  1,938,776.0           102,041.0


* The record owners of Stockholder Shares attributable to the individual Stockholders are certain trusts, as more fully described in Schedule 3 hereto.

                                      EXHIBIT B


                                     ALLOCATIONS


          Anderson Lithograph Holding Corp. will provide the allocations at the Closing.

                                      EXHIBIT C

                                  FORM OF OPINION OF
                           ROTHGERBER JOHNSON & LYONS LLP.

                                      EXHIBIT D

                               FORM OF ESCROW AGREEMENT

                                      EXHIBIT E

                              NON-COMPETITION AGREEMENT

                                      EXHIBIT F

                                  FORM OF OPINION OF
                        PAUL, HASTINGS, JANOFSKY & WALKER LLP